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                                                                    EXHIBIT 99.1

                                PROXY STATEMENT


                   FIRST NATIONAL CORPORATION OF WEST POINT
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 8, 1998


                                  PROSPECTUS

                            NBC CAPITAL CORPORATION

                       1,000,000 SHARES OF COMMON STOCK
                               ($1.00 PAR VALUE)


     We are furnishing you this Proxy Statement-Prospectus because you are a holder of FNC Common Stock. The Board of Directors of FNC is soliciting proxies for use at the Special Meeting and at any adjournments or postponements of the Special Meeting. The Special Meeting will be held at 10:00 A.M., local time, on December 8, 1998, at the main office of First National Bank of West Point, 107 Commerce Street, West Point, Mississippi.

     At the Special Meeting, holders of record of FNC Common Stock as of the close of business on the Record Date will vote upon a proposal to approve the Merger Agreement. If the Merger is consummated, each outstanding share of FNC Common Stock (with a few exceptions, discussed below) will be converted into shares of NBC Common Stock. Shares of FNC Common Stock as to which dissenters' rights have been exercised and perfected will not be converted into NBC Common Stock. If the Merger is consummated, holders of FNC Common Stock will receive for each share of FNC Common Stock a number of shares of NBC Common Stock that has a market value of approximately $293.37, as determined by the Average Market Price of NBC Common Stock. Fractional shares will not be issued. Anyone entitled to a fraction of a share of NBC Common Stock will instead receive cash for that portion of a share. The Merger Agreement is included in its entirety as Appendix A to this Proxy Statement-Prospectus. It is also described in more detail under the heading "Proposed Merger."

     This Proxy Statement-Prospectus is also a prospectus of NBC for the shares of NBC Common Stock to be issued if the Merger is consummated.


     The outstanding shares of NBC Common Stock are traded sporadically in the over-the-counter market. The reported last sale price of NBC Common Stock was $38.00 per share on November 2, 1998.

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     This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of FNC on or about November 9, 1998.

     No one is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus. If any other information or representations are given or made, you may not rely upon them as having been made by NBC or FNC.

     THE MERGER AND THE OFFERING OF NBC COMMON STOCK DISCUSSED IN THIS PROXY STATEMENT-PROSPECTUS ARE SUBJECT TO CERTAIN RISKS. SEE "INVESTMENT CONSIDERATIONS" AT PAGE P-16, BELOW.

     THE SHARES OF NBC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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                               TABLE OF CONTENTS

INTRODUCTION..........................................................
AVAILABLE INFORMATION.................................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................
CERTAIN DEFINITIONS...................................................
SUMMARY...............................................................
     The Proposed Merger..............................................
     Management and Operations After the Merger.......................
     Recommendation of the Board of Directors.........................
     Basis for the Terms of the Merger................................
     Advice and Opinion of Alex Sheshunoff & Company..................
     Quorum and Vote Required.........................................
     Conditions; Abandonment; Amendments..............................
     Interests of Certain Persons in the Merger.......................
     Employee Benefits................................................
     Material Tax Consequences........................................
     Dissenters' Rights...............................................
     Differences in Shareholders' Rights..............................
     Accounting Treatment.............................................
CERTAIN INVESTMENT CONSIDERATIONS.....................................
THE PARTIES TO THE MERGER.............................................
     NBC..............................................................
     NBC Selected Financial Information...............................
     FNC..............................................................
     FNC Selected Financial Information...............................
     Pro Forma Combined Selected Financial Information (Unaudited)....
     Comparative Per Share Information (Unaudited)....................
MEETING INFORMATION...................................................
     Solicitation and Revocation of Proxies...........................
     Quorum and Vote Required.........................................
     Recommendation...................................................
PROPOSED MERGER.......................................................
     General..........................................................
     Background of and Reasons for the Merger.........................
     Terms of the Merger..............................................
     Opinion of Alex Sheshunoff & Company.............................
     Closing Date and Effective Date of the Merger....................
     Employee Benefits................................................
     Surrender and Exchange of Stock Certificates.....................
     Expenses.........................................................
     Representations and Warranties...................................
     Conditions to the Merger; Waiver.................................

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     Regulatory and Other Approvals...................................
     Business Pending the Merger......................................
     Termination......................................................
     Management and Operations after the Merger.......................
     Certain Differences in the Rights of Shareholders................
     Interests of Certain Persons in the Merger.......................
     Material Tax Consequences........................................
     Resale of NBC Common Stock.......................................
     Rights of Dissenting Shareholders................................
     Accounting Treatment.............................................
CERTAIN REGULATORY CONSIDERATIONS.....................................
     General..........................................................
     Payment of Dividends.............................................
     Restrictions on Extensions of Credit.............................
PRO FORMA FINANCIAL INFORMATION.......................................
CERTAIN INFORMATION CONCERNING NBC....................................
CERTAIN INFORMATION CONCERNING FNC....................................
     Description of Principal Business................................
     Supervision and Regulation.......................................
     Competition......................................................
     Seasonality of Business and Customers............................
     Employees........................................................
     Properties.......................................................
     Legal Proceedings................................................
     Stock Prices and Dividends.......................................
     Security Ownership of Principal Shareholders and Management......
FNC CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
     AS OF JUNE 30, 1998 AND 1997 (Unaudited) ........................
FNC CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED AS OF
     AND FOR DECEMBER 31, 1997 AND DECEMBER 31, 1996 (Audited)........
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS OF FNC FOR THE SIX MONTHS ENDED
     JUNE 30, 1998 AND FOR THE TWELVE MONTHS ENDED DECEMBER 31,
     1997 AND DECEMBER 31, 1996.......................................
RELATIONSHIP WITH INDEPENDENT AUDITORS................................
VALIDITY OF SHARES....................................................
EXPERTS...............................................................
APPENDICES
     APPENDIX A - DEFINITIVE AGREEMENT AND PLAN OF
          REORGANIZATION AND MERGER...................................
     APPENDIX B - FAIRNESS OPINION OF ALEX SHESHUNOFF & COMPANY APPENDIX C - PROVISIONS OF MISSISSIPPI LAW RELATING TO
          DISSENTERS' RIGHTS

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APPENDIX D - TAX OPINION OF T. E. LOTT & COMPANY

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                                 INTRODUCTION

     This Proxy Statement-Prospectus describes a proposed merger between FNC and NBC and the Special Meeting at which shareholders of FNC will vote upon the Merger Agreement pursuant to which, if approved, the Merger will be consummated. It also contains information about the parties to the Merger and other information of interest to FNC's shareholders.

     Upon consummation of the Merger, FNC will be merged into NBC, and NBC will be the corporation surviving the Merger. In that case, shareholders of FNC who do not exercise and perfect their dissenters' rights under Mississippi law will receive for each share of FNC Common Stock a number of shares of NBC Common Stock that has a market value of approximately $293.37, as determined by the Average Market Price of NBC Common Stock. No fractional shares of NBC Common Stock will be issued. Shareholders of FNC entitled to receive a fraction of a share will be paid cash instead of that fractional share. See "Proposed
Merger - Terms of the Merger."

     Shareholders of FNC will be asked to approve the Merger Agreement at the Special Meeting which will be held on December 8, 1998. The proxy statement relating to the Special Meeting is included in this Proxy Statement-Prospectus.

     The terms of the Merger Agreement and the Merger are described in this Proxy Statement-Prospectus (see "Proposed Merger"). Also, a copy of the Merger Agreement is attached as Appendix A.


                             AVAILABLE INFORMATION

     NBC is a public company and is required to file certain reports, proxy statements and other information with the SEC. You may review and copy these reports, proxy statements and other information at the following places:

* the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;
* the SEC's Regional Office at 7 World Trade Center, Suite 1300, New York, New York 10007; or
* the SEC's Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     The SEC also maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including NBC. The address of that site is http://www.sec.gov.

     NBC has filed a registration statement on Form S-4 with the SEC that registers the NBC Common Stock included in this Prospectus. This Proxy Statement-Prospectus does not contain all

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of the information in the Registration Statement. Please refer to the
Registration Statement for further information about NBC and the NBC Common Stock to be exchanged in the Merger. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents included in the Registration Statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the Registration Statement. You may obtain copies of all or any part of the Registration Statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

     All information contained in this Proxy Statement-Prospectus relating to NBC and its subsidiaries has been supplied by NBC. All information relating to FNC and its subsidiaries has been supplied by FNC.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement-Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Although NBC and FNC believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties which could cause the actual results to differ materially from NBC's and FNC's expectations. Forward-looking statements have been and will be made in written documents and oral presentations of NBC and FNC. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in NBC's and FNC's documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause NBC's or FNC's actual results to differ materially from those contemplated in any forward-looking statements include, among others, increased competition, regulatory factors, economic conditions, changing market conditions, availability or cost of capital, employee workforce factors, cost and other effects of legal and administrative proceedings, and changes in federal, state or local legislature requirements. NBC and FNC undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by NBC with the SEC are incorporated by reference in this Proxy Statement-Prospectus:

* its Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Annual Report");

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*    its definitive Proxy Statement filed with the SEC on March 20, 1998 (the
     "1998 Proxy Statement") relating to its 1998 Annual Meeting of Shareholders held on April 14, 1998 (except for the information contained therein under the headings "Executive Compensation -- Salary Committee Report On Executive Compensation Committee" and "Executive Compensation -- Market Comparisons," which are expressly excluded from incorporation in this Registration Statement); and
* its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 (the "March 31, 1998 Form 10-Q") and June 30, 1998 (the "June 30, 1998
     Form 10-Q").

     Copies of the 1997 Annual Report, the 1998 Proxy Statement and the June 30, 1998 Form 10-Q are enclosed with this Proxy Statement-Prospectus.

     All documents filed by NBC with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of NBC Common Stock made hereby will be deemed to be incorporated by reference in this Proxy Statement-Prospectus from the date they are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part of this Proxy Statement-Prospectus, except as so modified or superseded.

     If you are a beneficial owner of FNC Common Stock and would like a copy of any of the information incorporated by reference in this Proxy Statement-Prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), NBC will provide it to you without charge. If you would like to receive any of that information, please call or write to NBC Capital Corporation, P. O. Box 1187, Starkville, Mississippi 39760, Attention: Mr. Richard T. Haston, Treasurer and Assistant Secretary, Telephone (601) 324-4258. You should make your request before December 1, 1998 in order to receive the information prior to the Special Meeting.


                              CERTAIN DEFINITIONS

     We have used certain defined terms and abbreviations throughout this Proxy Statement-Prospectus for ease of reference and consistency. These defined terms and their definitions are included below:

Average Market Price -- the average closing sales price of a share of NBC Common Stock for the thirty (30) trading days preceding the fifth (5th) trading day immediately prior to the Effective Date.

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Effective Date -- the date and time at which the Merger becomes effective, as specified in Section 1.2 of the Merger Agreement.

ESOP -- NBC's Employee Stock Ownership Plan, as amended to date.

Exchange Act -- the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under it.

Exchange Rate -- the number of shares of NBC Common Stock to be exchanged for each share of FNC Common Stock in the Merger, as determined in accordance with
Section 1.3 of the Merger Agreement.

Fairness Opinion -- the opinion of Alex Sheshunoff & Company, included as Appendix B to the Proxy Statement-Prospectus.

Federal Reserve Board -- the Board of Governors of the Federal Reserve System.

First National Bank -- First National Bank of West Point, a wholly-owned subsidiary of FNC.

FNC -- First National Corporation of West Point, a Mississippi corporation and the holding company of First National Bank, National Bank of the South, and First National Finance Company.

FNC Common Stock -- the common stock, par value $5.00 of FNC, which will be surrendered in exchange for NBC Common Stock if the Merger is consummated.

FNFC -- First National Finance Company, a wholly-owned subsidiary of FNC.

Internal Revenue Code -- the Internal Revenue Code of 1986, as amended.

MBCA -- the Mississippi Business Corporation Act, Miss. Code Annotated (1972)
Section 79-4-1.01 et seq.

Merger -- the merger of FNC with and into NBC described herein and in the Merger Agreement.

Merger Agreement -- the Definitive Agreement and Plan of Reorganization and Merger between NBC and FNC dated as of July 24, 1998, as amended, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A.

National Bank of Commerce of Mississippi -- National Bank of Commerce of Mississippi, a wholly-owned subsidiary of NBC.

National Bank of Commerce -- National Bank of Commerce (Tuscaloosa, Alabama), a majority-owned subsidiary of NBC.

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National Bank of the South -- National Bank of the South, a wholly-owned subsidiary of FNC.

NBC -- NBC Capital Corporation, a Mississippi corporation and the holding company of National Bank of Commerce of Mississippi and National Bank of Commerce.

NBC Common Stock -- the Common Stock, $1.00 par value, of NBC, which will be issued in exchange for FNC Common Stock in the Merger, if the Merger is consummated.

OCC -- Office of the Comptroller of the Currency, the federal regulatory agency for national banks.

Record Date -- November 2, 1998, the date on which a person must be a shareholder of FNC in order to vote at the Special Meeting.

Registration Statement -- the registration statement filed with the SEC by NBC, including all amendments and exhibits to it, relating to the NBC Common Stock to be exchanged in the Merger.

Sheshunoff -- Alex Sheshunoff & Company, the financial advisor to FNC.

SEC -- the Securities and Exchange Commission.

Securities Act -- the Securities Act of 1933, as amended, and the rules and regulations promulgated under it.

Special Meeting -- the special meeting of shareholders of FNC scheduled to be held at 10:00 a.m. on December 8, 1998 at First National Bank of West Point, 107 Commerce Street, West Point, Mississippi, at which shareholders of FNC will vote on the Merger Agreement.

Tax Opinion -- the opinion of T. E. Lott & Company, attached to this Proxy Statement-Prospectus as Appendix D, relating to certain federal tax consequences of the Merger.

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                                    SUMMARY

     We have prepared this summary to assist shareholders of FNC in their review of this Proxy Statement-Prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this Proxy Statement-Prospectus. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices, the documents enclosed with this Proxy Statement-Prospectus and the documents incorporated herein by reference. We urge shareholders of FNC to read all of those documents in their entirety prior to the Special Meeting.

THE PROPOSED MERGER

     The shareholders of FNC will consider and vote upon the Merger Agreement at the Special Meeting. If the shareholders of FNC approve the Merger Agreement and the other conditions to completing the Merger are satisfied, the Merger will be consummated on a date thereafter chosen by the parties. See "Proposed
Merger -- Representations and Warranties" and "Conditions to the Merger; Waiver" for more information about the conditions to completing the Merger. Shareholders of FNC (other than those who exercise and perfect dissenters' rights under Mississippi law) will receive for each share of FNC Common Stock a number of shares of NBC Common Stock that has a market value of approximately $293.37, as determined by the Average Market Price of NBC Common Stock.

     FNC shareholders who would otherwise receive a fraction of a share of NBC Common Stock will receive cash instead of that fractional share.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     FNC will cease to exist after the Merger. The business of FNC will be conducted through NBC after the Merger. Pursuant to Section 7.10 of the Merger Agreement, it is anticipated that two of the current FNC directors will be elected as directors of NBC. Immediately after consummation of the Merger, National Bank of the South will be merged into National Bank of Commerce (Tuscaloosa, Alabama) and First National Bank will be merged into National Bank of Commerce of Mississippi. As soon as practicable thereafter, it is anticipated that National Bank of Commerce (Tuscaloosa, Alabama) also will be merged into National Bank of Commerce of Mississippi, with National Bank of Commerce of Mississippi being the surviving bank and conducting the banking operations previously conducted by the two national bank subsidiaries of NBC and the two national bank subsidiaries of FNC. Upon completion of the Merger, FNFC will become a wholly-owned subsidiary of NBC.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FNC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS

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OF FNC'S SHAREHOLDERS. THE FNC BOARD RECOMMENDS THAT YOU VOTE FOR THE MERGER
AGREEMENT. (See "Meeting Information.") The Board of Directors has received a Fairness Opinion from Alex Sheshunoff & Company that the terms of the Merger are fair, from a financial point of view, to the shareholders of FNC. See "Proposed Merger -- Opinion of Alex Sheshunoff & Company." The FNC Board believes that the Merger will provide significant value to all FNC shareholders.

BASIS FOR THE TERMS OF THE MERGER

     The FNC Board considered a number of factors in approving the terms of the Merger, including:

* the level of Merger consideration provided by the NBC bid in a bidding process conducted for FNC;
* information concerning the financial condition, results of operations and prospects of NBC and FNC;
* a professional evaluation by Sheshunoff of the economic fairness of the price to the FNC shareholders;
*    the absence of an active trading market for FNC Common Stock;
* the anticipated tax-free nature of the Merger to FNC's shareholders for federal income tax purposes;
* the financial terms of other recent business combinations in the banking industry;
*    the historical growth and value of the NBC Common Stock;
* the possible benefit to the market served by FNC by its combination with NBC; and
* the treatment to be accorded to FNC employees under the terms of the Merger.

See "Proposed Merger -- Background of and Reasons for the Merger."

ADVICE AND OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING


     Sheshunoff has rendered an opinion to the FNC Board of Directors that the terms of the Merger are fair, from a financial point of view, to the shareholders of FNC. The opinion is based on and subject to the procedures, matters and limitations described in it and other matters that Sheshunoff considered relevant. The Fairness Opinion is attached to this Proxy Statement - Prospectus as Appendix B. We urge you to read the entire opinion, which includes a description of the procedures followed, matters considered, and limitations on the reviews undertaken by Sheshunoff. See "Proposed Merger -- Opinion of Alex Sheshunoff & Co. Investment Banking."

QUORUM AND VOTE REQUIRED

     Those shareholders who own FNC Common Stock at the close of business on November 2, 1998 will be entitled to vote at the Special Meeting. A majority of the issued and outstanding shares of FNC Common Stock must be present in person or by proxy at the Special Meeting in order for

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a quorum to be present. If a quorum is not present, the Special Meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

     The affirmative vote of a majority of the issued and outstanding shares of FNC Common Stock is required to approve the Merger. As of the Record Date, directors and executive officers of FNC owned 22,723 shares (or 20.51%) of the issued and outstanding FNC Common Stock. These individuals have indicated that they will vote the stock over which they have voting power in favor of the Merger Agreement. See "Meeting Information" and "Certain Information Concerning FNC -- Security Ownership of Principal Shareholders and Management."

CONDITIONS; ABANDONMENT; AMENDMENT

     A number of conditions must be met in order for the Merger to be consummated. These conditions include, among others:

* approval of the Merger Agreement by the required vote of the shareholders of FNC;
*    approval of the Merger by the OCC and the Federal Reserve Board; and
* holders of less than 7.28% of the FNC Common Stock exercise and perfect dissenters' rights.

     The Merger may not be consummated until at least 15 days after approval of the Merger by the Federal Reserve Board. Once the Federal Reserve Board has approved the Merger, it must be completed within 90 days. See "Proposed Merger -- Representations and Warranties," "Proposed Merger -- Conditions to the Merger; Waiver" and "Proposed Merger -- Regulatory and Other Approvals."

     Nearly all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created. (Shareholder and regulatory approvals may not be waived.) Also, the Merger Agreement may be amended or supplemented at any time by written agreement of FNC and NBC. Any material change to the Merger Agreement after the date of the Special Meeting would require, however, a resolicitation of FNC shareholders for the purpose of voting on the changed Merger Agreement. In addition, the Merger Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "Proposed Merger --Representations and Warranties," "Proposed Merger -- Conditions to the Merger; Waiver" and "Proposed Merger -- Closing Date and Effective Date of the Merger; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The executive officers and directors of FNC have interests in the Merger that are in addition to their interests as shareholders of FNC. These interests include, among others:

* provisions in the Merger Agreement providing that two FNC directors will become directors of NBC;
* provisions in the Merger Agreement providing for employment agreements for five FNC officers;

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*    the continuation of certain employee benefits; and
* provisions in the Merger Agreement relating to the indemnification of officers, directors and employees of FNC for certain liabilities.

See "Proposed Merger -- Employee Benefits" and "Proposed Merger -- Interests of Certain Persons in the Merger."

EMPLOYEE BENEFITS

     NBC has agreed to offer to all former employees of FNC who become employees of NBC the same employee benefits as those offered by NBC to its employees. NBC will also give FNC employees full credit for their years of service (for both eligibility and vesting) with FNC to the extent permitted under the terms of the applicable plans. See "Proposed Merger -- Employee Benefits."

MATERIAL TAX CONSEQUENCES

     The Merger Agreement requires the parties to obtain an opinion regarding the federal tax consequences of the Merger. The parties have received an opinion of T. E. Lott & Company to the following effects:

* the Merger, when consummated in accordance with the terms of the Merger Agreement, will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code;
* no gain or loss will be recognized by holders of FNC Common Stock upon the exchange in the Merger of all of their FNC Common Stock solely for shares of NBC Common Stock (except with respect to any cash received in lieu of a fractional share interest in NBC Common Stock);
* the aggregate tax basis of the NBC Common Stock received by holders of FNC Common Stock who exchange all of their FNC Common Stock solely for the NBC Common Stock in the Merger will be the same as the tax basis of the FNC Common Stock surrendered in exchange therefor, less the basis of any fractional share of NBC Common Stock settled by cash payment; and
* the holding period of the NBC Common Stock received by holders of FNC Common Stock in the Merger will include in each instance the period during which the FNC Common Stock surrendered in exchange therefor was held as a capital asset on the date of surrender.

T. E. Lott & Company serves as independent auditors for NBC and FNC. A copy of the tax opinion is attached to this Proxy Statement-Prospectus as Appendix D. See "Proposed Merger -- Material Tax Consequences."

     Tax laws are complex, and the tax consequences of the Merger may vary depending upon a holder's individual circumstances or tax status. For these reasons, we recommend that you consult

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your tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to you.

DISSENTERS' RIGHTS

     If you perfect your rights to dissent and the Merger is consummated, you will be entitled to the rights and remedies of dissenting shareholders provided in the MBCA. Appendix C includes the relevant provisions of the MBCA regarding dissenters' rights. However, if dissenters' rights are exercised and perfected with respect to 7.28% or more of the outstanding shares of FNC Common Stock, NBC will abandon the Merger. See "Proposed Merger -- Rights of Dissenting Shareholders."

DIFFERENCES IN SHAREHOLDERS' RIGHTS

     Shareholders of FNC who receive shares of NBC Common Stock in the Merger will become shareholders of NBC. Their rights as shareholders then will be governed by NBC's Articles of Incorporation and Bylaws. The rights of shareholders of NBC are different in certain respects from the rights of shareholders of FNC. See "Proposed Merger -- Certain Differences in Rights of Shareholders."

ACCOUNTING TREATMENT

     The parties intend the Merger to be treated as a pooling-of-interests for financial accounting purposes. A number of things could prevent the Merger from qualifying for this accounting treatment. Among those factors are the number of shareholders of FNC who exercise and perfect dissenters' rights. NBC will abandon the Merger if it does not appear that the Merger will qualify for pooling-of-interests accounting treatment. See "Proposed Merger -- Accounting Treatment."

                               IMPORTANT NOTICE

     IF YOU CANNOT LOCATE YOUR FNC COMMON STOCK CERTIFICATE(S), PLEASE CONTACT MS. MARY ANN BRIGGS AT FIRST NATIONAL BANK OF WEST POINT, 107 COMMERCE STREET, WEST POINT, MISSISSIPPI 39773, TELEPHONE NUMBER (601) 494-1411, PRIOR TO THE SPECIAL MEETING. IF YOU HAVE MISPLACED YOUR STOCK CERTIFICATES OR IF YOU HOLD CERTIFICATES IN NAMES OTHER THAN YOUR OWN, WE ENCOURAGE YOU TO RESOLVE THOSE MATTERS BEFORE THE EFFECTIVE DATE OF THE MERGER. THIS WILL HELP TO AVOID DELAYS IN EXCHANGING YOUR FNC COMMON STOCK.

                       CERTAIN INVESTMENT CONSIDERATIONS

     In addition to the other information in this Proxy Statement-Prospectus, the following factors with respect to NBC should be carefully considered in connection with the proposed Merger. This discussion is intended to illustrate certain potential risks associated with an investment in the NBC Common Stock and does not represent NBC's management's expectation of what necessarily will occur if the Merger is consummated.

ACQUISITION STRATEGY

     NBC has pursued and intends to continue to pursue an acquisition strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in noninterest expenses. There can be no assurance that NBC will be successful in implementing this strategy. Any acquisitions will be subject to regulatory approval, and there can be no assurance that NBC will obtain such approvals. NBC may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions. Competition for acquisitions in NBC's market area has become intensively competitive over the past few years, and NBC may not be able to acquire other institutions on attractive terms. Furthermore, the success of the acquisition strategy of NBC will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in NBC's market area.

LIMITED MARKET HISTORY; POSSIBLE VOLATILITY OF MARKET PRICE

     The NBC Common Stock trades sporadically in the over-the-counter market and there can be no assurance that a market for the NBC Common Stock will be sustained in the future. At present, there are two market makers for the NBC Common Stock; however, such market makers are not obligated to continue to make a market for NBC Common Stock. The market prices of the NBC Common Stock may be volatile depending on various factors, including the general economy, stock market conditions, announcements by NBC or its competitors and fluctuations in operating results of NBC.

COMPUTATION OF THE EXCHANGE RATE

     Upon consummation of the Merger, FNC shareholders will receive for each share of FNC Common Stock a number of shares of NBC Common Stock having a market value of approximately $293.37, as determined by the Average Market Price of the NBC Common Stock. The Average Market Price of the NBC Common Stock is the simple mathematical average of closing sales prices reported in the over-the-counter market for the NBC Common Stock for the thirty (30) trading days preceding the five (5) trading days preceding the consummation of the Merger. The Average Market Price is simply the agreed upon formula for determining the number of shares of NBC Common Stock to be issued in the Merger and is not a representation as to the fair market value of such stock after the Merger. Further, NBC Common Stock heretofore has traded only sporadically in the over-the-counter market. Consequently, there can be no assurance that persons in the future will be able to sell any or all of their NBC Common Stock at a time of their choosing or at or above the Average Market Price as determined for the Merger."

                           THE PARTIES TO THE MERGER

NBC CAPITAL CORPORATION

     NBC is a Mississippi corporation registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As of June 30, 1998, NBC had total consolidated assets of approximately $659 million and shareholders' equity of approximately $75 million.

     NBC has two banking subsidiaries: National Bank of Commerce of Mississippi and National Bank of Commerce (Tuscaloosa, Alabama). National Bank of Commerce of Mississippi provides retail and commercial banking services through 23 banking offices located in Mississippi. National Bank of Commerce (Tuscaloosa, Alabama) provides retail and commercial banking services through four banking offices in Alabama.

     From time to time, NBC investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. On the date of this Proxy Statement-Prospectus, NBC's Merger Agreement with FNC is the only definitive agreement relating to a merger to which NBC is a party. NBC expects to pursue other possible acquisition opportunities and intends to continue to pursue such opportunities in the future. Any transactions may be entered into before or after the Merger. The terms of any future transactions cannot be predicted at this time. Also, future transactions would be subject to regulatory approval and the approval of shareholders as required by law.

     There is no established trading market for the NBC Common Stock. The NBC Common Stock trades sporadically in the over-the-counter market. Based on transactions which came to the attention of NBC's management, the NBC Common Stock traded at between $20.25 and $23.75 per share during 1996, and $23.75 and $32.00 per share during 1997. The most recent trade that came to the attention of NBC's management prior to NBC's and FNC's announcement of their proposed Merger was 320 shares at $37.50 per share on July 24, 1998. The parties do not know what the Average Market Price of NBC Common Stock will be on the Effective Date.

     The principal executive offices of NBC are located at NBC Plaza, Starkville, Mississippi 39759, and its telephone number is (601) 323-1341. For additional information concerning the business and financial condition of NBC, please refer to NBC's 1997 Annual Report, its 1998 Proxy Statement, and its June 30, 1998 Form 10-Q, copies of which are included with this Proxy Statement-Prospectus, as well as its other reports incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

SELECTED FINANCIAL INFORMATION OF NBC

     The following table sets forth certain consolidated financial information for NBC. This information is based on the consolidated financial statements and related notes of NBC contained in its 1997 Annual Report and its June 30, 1998 Form 10-Q, copies of which are included with this Proxy Statement-Prospectus.

                            NBC CAPITAL CORPORATION
                        SELECTED FINANCIAL INFORMATION

                                                                                       Six Months Ended
                                               Year Ended December 31                      June 30,
----------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands,
except per share
amounts)                          1997       1996       1995       1994       1993       1998       1997
                             -----------------------------------------------------------------------------
Net interest income             $ 25,704   $ 24,537   $ 23,565   $ 22,268   $ 18,738   $ 12,687   $ 12,710

Income from continuing
   operations                      8,751      8,185      7,808      7,138      6,340      4,882      4,700

Per common share/:(1)/
   Income from continuing
       operations                   1.82       1.71       1.63       1.49       1.32       1.02        .98

   Cash dividends                    .66        .61        .60        .51        .44        .11        .10

   Book value                      14.71      13.51      12.56      10.76      10.37      15.62      14.37

SELECTED PERIOD-
   END BALANCES

Debt                            $ 17,624   $ 14,711   $ 10,026   $ 12,360   $ 14,632   $ 15,865   $ 16,147

Total assets                     646,826    614,430    576,215    545,404    452,357    658,991    629,189

(1)  Per share data has been adjusted retroactively for stock splits.

FIRST NATIONAL CORPORATION OF WEST POINT

     FNC is a Mississippi corporation and a registered bank holding company under the BHCA which owns all of the issued and outstanding shares of stock of First National Bank of West Point, National Bank of the South, and First National Finance Company. As of June 30, 1998, FNC had total consolidated assets of approximately $115 million and shareholders' equity of approximately $12 million.

     First National Bank of West Point is located in West Point, Mississippi, where it operates a main office and three branch locations providing retail and commercial banking services. As of June 30, 1998, it had total assets of approximately $83 million. National Bank of the South is located in Tuscaloosa, Alabama, where it operates a main office and two branch locations providing retail and commercial banking services. As of June 30, 1998, National Bank of the South had total assets of approximately $36 million. First National Finance Company has one business location in West Point, Mississippi where it engages in lending activities, principally the origination of small consumer loans. As of June 30, 1998, First National Finance Company had approximately $1.3 million in assets.

     There is no established trading market for the FNC Common Stock and trading is very sporadic in the over-the-counter market. Based on transactions that came to the attention of FNC's management, the FNC Common Stock traded at $115 per share during 1996 and between $115 and $130 per share during 1997. The most recent trade that came to the attention of FNC's management prior to FNC's and NBC's announcement of their proposed Merger was 20 shares at $130 per share on December 12, 1997. The parties do not know what the market price of FNC Common Stock will be on the Effective Date.

     The principal executive offices of FNC are located at 107 Commerce Street, West Point, Mississippi 39773 and its telephone number is (601) 494-1411. Additional information concerning the business of FNC and its financial condition is included below under the headings "Certain Information Concerning FNC," "Management's Discussion and Analysis of Financial Condition and Results of Operations of FNC" and "FNC Consolidated Financial Information."

SELECTED FINANCIAL INFORMATION OF FNC

     The following selected financial information of FNC with respect to each year in the three-year period ended December 31, 1997 and the six-month periods ended June 30, 1998 and 1997 has been derived from the financial statements of FNC. The information set forth below should be read in conjunction with FNC's financial statements, the notes thereto, and FNC's Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1997 and 1996 and the six-month periods ended June 30, 1998 and 1997 appearing elsewhere in this Proxy Statement-Prospectus.

                      FNC SELECTED FINANCIAL INFORMATION

                                                                            Six Months Ended
                                               Year Ended December 31            June 30,
-----------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except
per share amounts)                          1997       1996      1995       1998       1997
                                       --------------------------------------------------------
Net interest income                       $  5,425   $  5,036   $ 4,158   $  2,659   $  2,612

Income from continuing operations            1,167      1,235       967        431        593

Per common share:
   Income from continuing operations         10.53      10.83      8.48       3.89       5.35

   Cash dividends                             3.45       3.25      3.10       1.75       1.65

   Book value                               110.85     103.99     98.63     112.72     110.23

SELECTED PERIOD-END
   BALANCES

Debt                                      $  5,444   $  4,032   $ 3,369   $  4,965   $  6,394

Total assets                               115,705    105,577    97,491    115,463    110,811

                         FNC QUARTERLY INCOME RESULTS

---------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                    ---------------------------------------------
                                     3/31/98    6/30/98
                                     -------    -------

Interest income                     $  2,399   $  2,380

Net interest income                    1,344      1,315

Net income                               218        213

Net income per share                    1.97       1.92

                                    ---------------------------------------------
                                     3/31/97    6/30/97    9/30/97    12/31/97
                                     -------    -------    -------    --------

Interest income                     $  2,312   $  2,356   $  2,437   $   2,603

Net interest income                    1,295      1,317      1,344       1,469

Net income                               299        294        298         276

Net income per share                    2.70       2.65       2.69        2.49

                                    ---------------------------------------------
                                     3/31/96    6/30/96    9/30/96    12/31/96
                                     -------    -------    -------    --------

Interest income                     $  2,109   $  2,136   $  2,212   $   2,363

Net interest income                    1,152      1,219      1,269       1,396

Net income                               266        336        348         285

Net income per share                    2.34       2.94       3.05        2.50

PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth certain unaudited pro forma combined selected financial information for NBC. The pro forma information, which reflects the Merger, is presented for information purposes only. The results shown are not necessarily indicative of the actual results that might have occurred if the Merger had been completed at the beginning of the periods presented. Also, this information is not necessarily indicative of results that might be achieved in the future if the Merger is completed. See "Pro Forma Financial Information" contained elsewhere herein.

                                 PRO FORMA NBC
              PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION*

                                                                            Six Months Ended
                                              Year Ended December 31             June 30,
------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except
per share amounts)                          1997       1996       1995       1998       1997
                                       ---------------------------------------------------------
Net interest income                       $ 31,129   $ 29,573   $ 27,723   $ 15,347   $ 15,322

Income from continuing operations            9,918      9,420      8,775      5,313      5,293

Per common share:
   Income from continuing operations          1.75       1.66       1.55        .94        .93

   Cash dividends                              .63        .58        .57        .13        .12

   Book value                                14.29      13.19      12.28      15.09      13.98

SELECTED PERIOD-END
   BALANCES

Debt                                      $ 23,068   $ 18,743   $ 13,394   $ 20,830   $ 22,541

Total assets                               761,271    718,747    672,446    773,194    738,740

*  Includes NBC and FNC

COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

     The following table sets forth for NBC Common Stock and FNC Common Stock certain unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the six-month periods ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. Information under the column titled "NBC" is based on, and should be read in conjunction with, NBC's 1997 Annual Report and upon NBC's June 30, 1998 Form 10-Q, copies of which are included with this Proxy Statement-Prospectus. Information under the column titled "FNC" is based on, and should be read in conjunction with, the historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of FNC contained elsewhere in this Proxy Statement-Prospectus.

     Information under the column entitled "Pro Forma NBC (with FNC)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of

7.929 shares of NBC Common Stock for each outstanding share of FNC Common Stock. (The actual Exchange Rate may differ. See "Proposed Merger -- Terms of the Merger.") The pro forma combined information assumes that the Average Market Price of NBC Common Stock will be $37.00 per share.

     The information under the column entitled "FNC Pro Forma Equivalent" is derived by multiplying the amounts contained in the column titled "Pro Forma NBC (with FNC)" by 7.929 (the assumed Exchange Rate for purposes of this pro forma presentation).

                                  NBC AND FNC
                       COMPARATIVE PER SHARE INFORMATION

--------------------------------------------------------------------------------------
Unaudited
                                                             PRO FORMA     FNC PRO
                                                                NBC         FORMA
                                           NBC       FNC     (WITH FNC)   EQUIVALENT
                                       -----------------------------------------------
PER COMMON SHARE:
Income from continuing operations:
   For the six months ended June 30,
      1998                                $ 1.02   $  3.89      $  .94       $  7.45
      1997                                   .98      5.35         .93          7.38

Income from continuing operations:
   For the year ended December 31,
      1997                                  1.82     10.53        1.75         13.88
      1996                                  1.71     10.83        1.66         13.16
      1995                                  1.63      8.48        1.55         12.29

Cash dividends:
   For the six months ended June 30,
      1998                                   .11      1.75         .13          1.03
      1997                                   .10      1.70         .12           .95

Cash dividends:
   For the year ended December 31,
      1997                                   .66      3.45         .63          5.00
      1996                                   .61      3.25         .58          4.60
      1995                                   .60      3.10         .57          4.52

Book value:
   At June 30, 1998                        15.62    112.72       15.09        119.65
   At December 31, 1997                    14.71    110.85       14.29        113.31

                              MEETING INFORMATION

     You have received this Proxy Statement-Prospectus because the FNC Board is soliciting your proxy for the Special Meeting. Each copy of this Proxy Statement-Prospectus mailed to holders of FNC Common Stock is accompanied by a proxy card for use at the Special Meeting and at any adjournment of the Special Meeting. The Special Meeting is scheduled to be held at 10:00 A.M., local time, on December 8, 1998, at the main office of First National Bank of West Point, 107 Commerce Street, West Point, Mississippi. Only holders of record of FNC Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon the Merger Agreement. Any other matters that are properly brought before the Special Meeting or any adjournment of the Special Meeting will also be voted upon.

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

SOLICITATION AND REVOCATION OF PROXIES

     If you have delivered a proxy for the Special Meeting, you may revoke it any time before it is voted by attending the Special Meeting and voting in person. You may also give notice in writing to the Secretary of FNC prior to the date of the Special Meeting that you are revoking your proxy. Finally, you may submit a signed proxy card bearing a date later than your initial proxy, and if it is received before the Special Meeting, the later-dated proxy will be voted. Proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed. If instructions are not given, executed proxy cards will be voted FOR approval of the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card will have discretionary authority to vote on those matters. The FNC Board is not aware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger Agreement.

     The cost of soliciting proxies from FNC's shareholders will be borne by FNC, except that NBC will bear all expenses incurred in printing this Proxy Statement-Prospectus. The solicitation will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of FNC. If these individuals solicit votes in that manner, they will receive no additional compensation for doing so.

     FNC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN CONSUMMATED.

RECORD DATE; QUORUM AND VOTE REQUIRED

     The Record Date is November 2, 1998. Shareholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were 110,781 shares of FNC Common Stock outstanding and entitled to vote at the Special Meeting.

     The presence, in person or by proxy, of shares of FNC Common Stock representing a majority of the votes entitled to be cast on the Merger Agreement on the Record Date is necessary to constitute a quorum at the Special Meeting. Each share of FNC Common Stock outstanding on the Record Date entitles its holder to one vote as to the approval of the Merger Agreement and any other proposal that may properly come before the Special Meeting.

     FNC will count shares of FNC Common Stock present in person at the Special Meeting but not voting, and shares of FNC Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

     UNDER THE MBCA, APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL VOTES ENTITLED TO BE CAST ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUTSTANDING SHARES OF FNC COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE FNC BOARD URGES FNC SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the Record Date, the directors and executive officers of FNC beneficially owned a total of 22,723 shares, or approximately 20.51% of the outstanding shares of FNC Common Stock. These individuals have indicated that they will vote their stock in favor of the Merger Agreement.

RECOMMENDATION

     The Board of Directors of FNC has unanimously approved the Merger Agreement and believes the Merger is in the best interests of FNC and its shareholders. The FNC Board recommends that holders of FNC Common Stock vote FOR approval of the Merger Agreement. In making its recommendation to shareholders, the FNC Board considered, among other things, the Fairness Opinion, which concludes that the terms of the Merger are fair to FNC's shareholders from a financial point of view. See "Proposed Merger -- Background of and Reasons for the Merger" and "Proposed Merger -- Opinion of Alex Sheshunoff & Co. Investment Banking," below.

            PROPOSALS OF SHAREHOLDERS FOR NBC'S 1999 ANNUAL MEETING

     At its annual meeting each year, NBC's Board of Directors submits to shareholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the annual meeting. Shareholders of NBC may also submit proposals for inclusion in the proxy material. Proposals of shareholders intended to be presented at NBC's 1999 annual meeting of shareholders must be received by Lewis F. Mallory, Jr., Chairman of the Board and Chief Executive Officer of the Company at 301 East Main Street, Starkville, Mississippi 39759, no later than Friday, December 11, 1998 in order for such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to such meeting.


                                PROPOSED MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description is not intended to include every aspect of the Merger, but rather contains only the significant terms of the Merger. This discussion is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. We urge you to read the Merger Agreement carefully and in its entirety.

GENERAL

     If the shareholders of FNC approve the Merger Agreement and the other conditions to the consummation of the Merger are satisfied, FNC will be merged with and into NBC. At that time, the separate existence of FNC will cease. Immediately after consummation of the Merger, National Bank of the South will be merged into National Bank of Commerce (Tuscaloosa, Alabama) and First National Bank will be merged into National Bank of Commerce of Mississippi. As soon as practicable thereafter, it is anticipated that National Bank of Commerce (Tuscaloosa, Alabama) also will be merged into National Bank of Commerce of Mississippi, with National Bank of Commerce of Mississippi being the surviving bank and conducting the banking operations previously conducted by the two national bank subsidiaries of NBC and the two national bank subsidiaries of FNC. Upon consummation of the Merger, FNFC will become a wholly-owned subsidiary of NBC. As soon as practicable following the Effective Date, it is intended that all of the banking operations conducted by NBC in the States of Mississippi and Alabama will be conducted under the name of National Bank of Commerce.

     NBC will exchange shares of NBC Common Stock, plus cash instead of any fractional share, for each outstanding share of FNC Common Stock as to which dissenters' rights have not been perfected and exercised. Each share of NBC Common Stock outstanding immediately prior to the effective date of the Merger will remain outstanding and unchanged as a result of the Merger. See "Terms of the Merger," below, for a discussion of the calculation of the Exchange Rate.

BACKGROUND OF AND REASONS FOR THE MERGER

     BACKGROUND OF THE MERGER. In November 1997, FNC received a proposal to merge FNC into NBC for a total price to FNC's shareholders of $25,000,000 (approximately $226.50 per share) for 100% control of FNC. This unsolicited proposal came at a time when FNC was proceeding toward an offer to its shareholders to buy non-traded minority interest shares of FNC Common Stock at $130 per share, believing that to be a fair price. The NBC proposal caused the planned FNC offer to be postponed and ultimately abandoned.

     The NBC offer, compared to the buy-back price in FNC's planned offer, was a material factor in causing FNC's Board to formally evaluate the NBC proposal. Sheshunoff was engaged to assist the FNC Board of Directors in evaluating the NBC proposal. With the analysis and advice of Sheshunoff, the FNC Board of Directors rejected the NBC proposal as inadequate.

     However, since the price offered by NBC appeared to be far above what the shareholders might realize in the foreseeable future under continued independent operations by FNC, FNC's Board broadened the scope of Sheshunoff's engagement to obtain their advice and consultation in deciding what course FNC should take with respect to FNC's future which would be in the best interests of the FNC shareholders. This led to a study in which the sale of FNC appeared to offer a substantial advantage to the FNC shareholders. Consequently, the FNC Board instructed Sheshunoff to seek expressions of interest from potential acquirers to determine if the Sheshunoff advice as to FNC's fair value might be realized by actual interest. Thereafter, Sheshunoff received three expressions of interest confirming Sheshunoff's advice as to the range of values that would be fair to the FNC shareholders. The three entities expressing interest then were requested to formalize their expression of interest as actual bids, which resulted in three bids being submitted. Of these, the bid of NBC was accepted by FNC's Board, even though the price bid by NBC was approximately $115,200 less than the price bid by the highest competing bidder. In the judgment of FNC's Board, in view of the relatively small difference in the nominal prices bid, the NBC bid was superior and should be accepted after taking into account other important factors. Those other factors principally included the following:

     (i) NBC submitted a fixed total price bid without fixing a minimum (or maximum) price for the NBC Common Stock to be used to determine the total number of shares of such stock that will be issued to pay such total price thus reducing the risk to FNC's shareholders of any decline in the market price of the NBC Common Stock while the Merger is pending;

     (ii) NBC's operations in the neighboring markets (Columbus and Starkville, Mississippi) are active and well received in those communities, making the business "fit" of FNC with NBC the best of those bidding which is favorable to the FNC shareholders as future NBC shareholders;

     (iii) NBC operates a bank in the Tuscaloosa, Alabama market, as does FNC, and the combination of the two Tuscaloosa banks will more likely enhance shareholder value to FNC shareholders who will become NBC shareholders as a result of the Merger than would the situations with the competing bids;

     (iv) NBC enjoys a good banking reputation in neighboring market areas (Columbus and Starkville), which is known in the FNC marketing area. This is considered to be a positive factor for FNC customers and beneficial to FNC shareholders as future NBC shareholders;

     (v) The FNC Board of Directors perceived the NBC management to have a strong community service orientation which should benefit the communities served by FNC;

     (vi) The treatment offered FNC's employees by NBC provides FNC employees the most protection and potentially minimizes the severance obligations that might result from a sale of FNC; and

     (vii) NBC's agreement to provide two directorships on the NBC Board of Directors to existing members of the FNC Board potentially enhances value to FNC shareholders by giving them representation on NBC's Board.

     While the factors considered cannot be reduced to specific monetary values, in the judgment of the Board of Directors of FNC, they are sufficient to offset any small difference in the nominal monetary value of the two highest bids. Accordingly, it was the belief of the Board of Directors of FNC that the NBC bid maximizes shareholder value for the FNC shareholders.

     Subsequent to the bid process, the Board of Directors of FNC entered into negotiations with NBC which ultimately led to the execution of the Merger Agreement.

     REASONS OF FNC FOR THE MERGER. In deciding to enter into the Merger Agreement, the Board of Directors of FNC, after considering various alternatives, concluded that the Merger Agreement was in the best interests of FNC and its shareholders because it would permit shareholders to exchange on favorable terms their ownership interest in FNC for participation in the ownership of NBC.

     The Board of Directors also concluded that the shareholders of FNC would benefit from the Merger by obtaining greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held.

     Among the other factors (including those set out elsewhere herein) considered by the Board of Directors of FNC in deciding to approve and recommend the terms of the Merger were:

     (i) The parties' respective earnings and dividend records, financial conditions, historical stock prices and management and the proximity of their respective market areas;
     (ii) The opportunity to provide additional products and services which will enhance competitiveness in the markets currently served by FNC;
     (iii) The outlook for each in the financial institutions industry;
     (iv) The opinion rendered by Sheshunoff, FNC's financial advisor, to the effect that based upon and subject to certain procedures, matters and limitations, the terms of the

           Merger Agreement are fair, from a financial point of view, to the holders of FNC Common Stock; and
     (v) The treatment offered FNC's employees by NBC which provides the employees the most protection and potentially minimizes severance obligations that might result from a sale of FNC.

     FNC's Board did not assign a specific or relative weight to the foregoing factors in its considerations. FNC's Board believes that the Merger will provide significant value to all FNC shareholders and will enable them to participate in opportunities for growth that FNC's Board believes the Merger make possible.

TERMS OF THE MERGER

     If the shareholders of FNC approve the Merger Agreement and the other conditions to the consummation of the Merger are satisfied, the Merger will be completed on the Effective Date. (See "Proposed Merger -- Representations and Warranties; Conditions to the Merger; Waiver" for a discussion of the other conditions to completing the Merger.)

     FNC shareholders will receive for each share of FNC Common Stock a number of shares of NBC Common Stock that has a market value of approximately $293.37, as determined by the Average Market Price of NBC Common Stock. For example, if the Average Market Price is $37.00, then the Exchange Rate will be 7.929 shares of NBC Common Stock for each share of FNC Common Stock.

     On the Effective Date each outstanding share of FNC Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights, will automatically convert to the number of shares of NBC Common Stock described above. FNC shareholders will automatically be entitled to all of the rights and privileges afforded to NBC shareholders at that time. However, the actual physical exchange of FNC Common Stock certificates for certificates representing NBC Common Stock will occur after the Effective Date.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO FNC OR NBC AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR CERTIFICATES FOR NBC COMMON STOCK.

     For a discussion of the rights of dissenting shareholders, see "Proposed Merger -- Rights of Dissenting Shareholders."

OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING TO FNC

     FNC retained Sheshunoff to market FNC to potential acquirers and to provide its opinion of the fairness, from a financial viewpoint, of the consideration to be received by FNC's shareholders in connection with the proposed Merger with NBC. As part of its investment banking business,

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, and valuations for estate, corporate and other purposes. FNC's Board of Directors retained Sheshunoff based upon Sheshunoff's experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions. On July 15, 1998, the date the FNC Board of Directors approved the Merger Agreement, Sheshunoff rendered its oral opinion that, as of such date, the consideration to be received in the proposed Merger was fair, from a financial point of view, to the shareholders of FNC. Sheshunoff reviewed NBC and FNC financial data as of June 30, 1998 and bank stock market conditions since the signing of the Merger Agreement, and rendered its written Fairness Opinion as of October 1, 1998.

     The full text of Sheshunoff's Fairness Opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement-Prospectus. FNC's shareholders are urged to read the Fairness Opinion carefully and in its entirety. The Fairness Opinion is addressed to FNC's Board of Directors and does not constitute a recommendation to any shareholder of FNC as to how such shareholder should vote at the Special Meeting.

     In connection with the Fairness Opinion, Sheshunoff: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available financial statements and other information concerning FNC and NBC; (iii) reviewed certain internal financial statements and other financial and operating data of FNC provided by its management; (iv) discussed the past and current operations, financial condition, and future prospects of FNC with its executive management; (v) compared FNC and NBC from a financial point of view with certain other banking companies that Sheshunoff deemed to be relevant; (vi) compared the financial performance of NBC and the limited market prices and limited trading activity of NBC's Common Stock with that of certain other comparable publicly traded companies and their equity securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the Southeastern United States and in Mississippi; and (viii) performed such other analyses and reviews as Sheshunoff deemed appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available and did not assume any responsibility for independent verification of such information. With respect to internal confidential financial projections provided by FNC, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of FNC and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of FNC, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of FNC. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

     With respect to NBC, Sheshunoff relied upon internal and publicly available data regarding NBC's financial condition and performance. Sheshunoff met with and discussed historical and projected financial information with the management of NBC. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of NBC, was not furnished with any evaluations or appraisals, and did not review any individual credit files of NBC.

     The Fairness Opinion is necessarily based on economic and other conditions as in effect on, and the information made available to Sheshunoff as of December 31, 1997 and June 30, 1998. The Fairness Opinion is also based on market information as of September 24, 1998.

     In connection with rendering the Fairness Opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such a fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration to be received by the shareholders of FNC is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of FNC.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FNC or NBC. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of FNC's Board's or FNC's management's opinion with respect to the value of FNC.

     The following is a summary of the analyses performed by Sheshunoff in connection with the Fairness Opinion dated as of October 1, 1998. The following discussion contains financial information concerning FNC and NBC as of June 30, 1998, and market information as of September 24, 1998:

     Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Mississippi and in the Southeastern United States, with comparable characteristics to the FNC and NBC transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of comparable transactions (the "State Transactions") consisted of a group of comparable transactions based upon the asset size and geographical market area of FNC. The State

Transactions specifically consisted of seven (7) mergers and acquisitions of banks with total assets less than $250 million located in Mississippi which sold for common stock between January 1, 1997 and September 24, 1998. The analysis yielded multiples of the State Transactions' purchase price relative to: (i) book value ranging from 0.99 times to 3.39 times with an average of 1.81 times and a median of 1.58 times (compared with the multiple implied in the Merger of 2.56 times June 30, 1998 book value); (ii) last 12 months earnings ranging from
10.9 times to 43.2 times with an average of 24.3 times and a median of 21.0 times (compared with the multiple implied in the Merger of 32.3 times last 12 months earnings as of June 30, 1998); (iii) total assets ranging between 13.3% and 28.2% with an average of 18.9% and a median of 16.2% (compared with the multiple implied in the Merger of 28.2% of June 30, 1998 total assets); and (iv) total deposits ranging from 15.0% to 33.0% with an average of 22.2% and a median of 19.4% (compared with the multiple implied in the Merger of 33.5% of deposits as of June 30, 1998).

     The second set of comparable transactions (the "Southeastern Transactions") consisted of a narrowly defined group of comparable transactions based upon the profitability, asset size and geographical market area of FNC. The Southeastern Transactions specifically consisted of thirty-nine (39) mergers and acquisitions of banks in the Southeast with total assets less than $250 million, return on average equity less than 10%, and which sold for common stock between January 1, 1997 and September 24, 1998. The analysis yielded multiples of the Southeastern Transactions' purchase price relative to: (i) book value ranging from 0.99 times to 3.39 times with an average of 2.03 times and a median of 1.80 times (compared with the multiple implied in the Merger of 2.56 times June 30, 1998 book value);
(ii) last 12 months earnings ranging from 13.1 times to 59.7 times with an average of 28.3 times and a median of 28.0 times (compared with the multiple implied in the Merger of 32.3 times last 12 months earnings as of June 30,
1998); (iii) total assets ranging between 11.6% and 45.6% with an average of 22.0% and a median of 20.9% (compared with the multiple implied in the Merger of 28.2% of June 30, 1998 total assets); and (iv) total deposits ranging from 13.4% to 63.2% with an average of 26.1% and a median of 24.1% (compared with the multiple implied in the Merger of 33.5% of deposits as of June 30, 1998).

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that FNC could produce through the year 2002, under various circumstances, assuming that FNC performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for FNC at the end of the period by applying multiples of earnings ranging from 15 times to 20 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of FNC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $196.79 per share to $224.00 per share based on 110,781 fully diluted shares outstanding, compared to the value of the consideration to be received in the Merger of $293.37 per share, based on the last traded price per share of NBC Common Stock.

     Sheshunoff also performed a cash flow analysis using an estimated terminal value for FNC at the end of the period by applying multiples of book value ranging from 2.00 times to 3.25 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of FNC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $155.87 per share to $197.80 per share, compared to the value of the consideration to be received in the Merger of $293.37 per share, based on the last traded price per share of NBC's Common Stock.

     Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at June 30, 1998 and market data as of September 28, 1998 for NBC to a group of selected Southeastern bank holding companies which Sheshunoff deemed to be relevant.

     The group of selected Southeastern bank holding companies (the "Comparable Composite") included Bank of South Carolina Corp., Bank of Essex, Capital Bank, Golden Isles Financial, Marathon Financial Corp., Security Bank Corp., and Shore Financial Corp. This comparison, among other things, showed that: (i) NBC's equity to asset percentage was 11.4%, compared to an average of 13.7% and a median of 11.3% for the Comparable Composite; (ii) for the last twelve months ended June 30, 1998, NBC's return on average equity was 12.4%, compared to an average of 17.0% and a median of 16.9% for the Comparable Composite; (iii) for the last twelve months ended June 30, 1998, NBC's return on average assets was 1.39%, compared to an average of 1.32% and a median of 1.31% for the Comparable Composite; (iv) as of June 30, 1998, NBC's nonperforming loans to total loans ratio was 0.39%, compared to an average of 0.50% and a median of 0.46% for the Comparable Composite; (v) NBC's last traded price per share to June 30, 1998 book value per share was 2.40 times, compared to an average of 3.26 times and median of 3.01 times for the Comparable Composite; and (vi) NBC's last traded price per share to last twelve months earnings per share as of June 30, 1998 was
20.1 times, compared to an average of 19.9 times and median of 19.2 times for the Comparable Composite.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to FNC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of FNC and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Pursuant to an engagement letter dated December 19, 1997, between FNC and Sheshunoff, FNC agreed to pay Sheshunoff a retainer fee of $5,000 and a transaction fee equal to one half of one percent or 0.50% of the consideration paid to FNC for up to the first $18 million of total transaction value, 0.75% of the total transaction value between $18 million and $20 million, and 0.90% of the total transaction value in excess of $20 million.

FNC also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff. Sheshunoff has furnished NBC with annual valuations for minority interest shares of NBC owned by its Employee Stock Ownership Plan since 1992.


CLOSING DATE AND EFFECTIVE DATE OF THE MERGER

     The Merger Agreement provides for a closing date that is one (1) day after all conditions to the Merger have been satisfied or any other date chosen by agreement of the parties. The parties will choose an Effective Date on which the Merger will be effective. The Effective Date will be set forth in the Certificate of Merger issued by the Secretary of State of Mississippi relating to the Merger. It is expected that the Effective Date will occur shortly after the closing date. The parties currently anticipate an Effective Date of December 31, 1998.

     NBC and FNC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the fourth quarter of 1998. However, delays in the consummation of the Merger could occur.

     The necessary shareholder and regulatory approvals may not be obtained. Other conditions precedent to the Merger also may not be satisfied. These conditions are not all within the control of NBC and/or FNC, and the parties cannot assure you that they will be satisfied. However, as of the date of this Proxy Statement-Prospectus, the parties are not aware of any condition or approval that cannot or will not be met or obtained.

     The Board of Directors of either NBC or FNC may terminate the Merger Agreement if the Merger is not consummated by December 31, 1998, except as otherwise provided in Section 9.1 of the Merger Agreement. See "Proposed Merger -- Conditions to Consummation of the Merger" and "Proposed
Merger -- Waiver, Amendment, and Termination of the Merger Agreement."

EMPLOYEE BENEFITS

     In anticipation of the Merger and in order to compensate certain individuals for their extraordinary efforts in completing the Merger and to ensure that the services of those individuals remained available to FNC until the Merger was consummated, FNC entered into retention agreements with four (4) of its officers, three of whom are also directors of FNC, and one officer of National Bank of the South that provide for cash payments of $30,000 to four (4) and $15,000 to one (1) of these individuals upon consummation of the Merger. Certain of the officers and directors of FNC, including four (4) of these five
(5) individuals, are also parties to employment agreements with FNC that provide for enhanced severance benefits if their employment relationship is terminated without cause within two (2) years after the Merger is consummated.

     All other FNC employees are covered by a severance plan that provides for enhanced severance benefits if their employment relationship is terminated without cause within two (2) years after the Merger is consummated.

     In addition, all of the employees of FNC and its subsidiaries who become employed by NBC or its subsidiaries as of the Effective Date will be entitled to the same employee benefits as those offered by NBC and its subsidiaries to their employees. However, employees of FNC and its subsidiaries will not be required to wait for any period in order to be eligible to participate in NBC's plans and NBC will also give FNC's employees full credit for their years of service (for both eligibility and vesting) with FNC (to the extent permitted under the terms of NBC's plans).

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

     Sun Trust Bank, Atlanta, Georgia, will act as Exchange Agent for purposes of the exchange of FNC Common Stock for NBC Common Stock. Shortly after the Effective Date, a letter of transmittal will be mailed to all non-dissenting shareholders of FNC. This letter of transmittal will include instructions for the exchange of the FNC Common Stock certificates for certificates representing NBC Common Stock. Each certificate representing FNC Common Stock outstanding immediately prior to the Effective Date will be deemed for all purposes to evidence ownership of the number of shares of NBC Common Stock into which such shares have been converted on the Effective Date, regardless of when they are actually exchanged.

     FNC SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     When the Exchange Agent receives certificates for FNC Common Stock, together with a properly completed letter of transmittal, it will issue and mail to each holder of FNC Common Stock who surrendered those items a certificate representing the number of shares of NBC Common Stock to which such holder is entitled. If the holder would otherwise be entitled to receive a fraction of a share of NBC Common Stock, the Exchange Agent will mail the holder a check representing cash paid instead of the fractional share.

     Holders of record of FNC Common Stock on the Effective Date will be entitled to vote at any meeting of NBC shareholders if the record date for the NBC meeting is after the Effective Date of the Merger. In that case, holders of FNC Common Stock would be able to vote the number of shares of NBC Common Stock into which their FNC Common Stock has been converted regardless of whether such shareholders have surrendered their stock certificates. Dividends or other distributions payable after the Effective Date on NBC Common Stock will be distributed only after surrender of the FNC Common Stock certificates. When you surrender your FNC Common Stock certificate for exchange, the Exchange Agent will send to you all previously paid but undelivered dividends and other distributions on your NBC Common Stock. You will not receive interest on those distributions for any period during which NBC holds them awaiting the exchange of your FNC Common Stock. Also, taxes may be deducted from those distributions.

                               IMPORTANT NOTICE

     IF YOU CANNOT LOCATE YOUR FNC COMMON STOCK CERTIFICATE(S), PLEASE CONTACT MS. MARY ANN BRIGGS AT FIRST NATIONAL BANK OF WEST POINT, 107 COMMERCE STREET, WEST POINT, MISSISSIPPI 39773, TELEPHONE NUMBER (601) 494-1411, PRIOR TO THE SPECIAL MEETING. FNC WILL ISSUE NEW CERTIFICATES TO SHAREHOLDERS WHO HAVE MISPLACED THEIR CERTIFICATES ONLY IF (A) THE SHAREHOLDERS SIGN AN AFFIDAVIT CERTIFYING THAT THE CERTIFICATES CANNOT BE LOCATED, AND (B) THE SHAREHOLDERS AGREE TO INDEMNIFY FNC AND NBC AGAINST ANY CLAIM THAT MAY BE MADE AGAINST EITHER OF THEM BY THE HOLDER OF THE LOST CERTIFICATE(S). FNC OR NBC MAY REQUIRE A SHAREHOLDER TO POST A BOND IN AN AMOUNT SUFFICIENT TO SUPPORT THE SHAREHOLDER'S INDEMNIFICATION OBLIGATION. IF YOU HAVE MISPLACED YOUR STOCK CERTIFICATES OR IF YOU HOLD CERTIFICATES IN NAMES OTHER THAN YOUR OWN, WE ENCOURAGE YOU TO RESOLVE THOSE MATTERS BEFORE THE EFFECTIVE DATE OF THE MERGER. THIS WILL HELP TO AVOID DELAYS IN EXCHANGING YOUR FNC COMMON STOCK.

EXPENSES

     NBC will pay all expenses of printing and distributing this Proxy Statement-Prospectus. The parties otherwise will pay all of their own expenses related to negotiating and completing the Merger.

REPRESENTATIONS AND WARRANTIES

     FNC and NBC have made certain representations and warranties to each other as part of the Merger Agreement. FNC's representations and warranties relate to, among other things:

*    its  organization  and  authority  to enter into the  Merger Agreement;
*    its capitalization, properties, and financial statements;
*    pending and threatened litigation against FNC; and
*    FNC's  contractual  obligations and contingent liabilities.

     FNC's representations and warranties are generally contained in Article V of the Merger Agreement.

     NBC's representations and warranties relate to, among other things:

*    its organization and authority to enter into the Merger Agreement;
*    its capitalization and financial statements;
*    its pending and threatened litigation; and
*    its public reports.

     NBC's representations and warranties are generally contained in Article VI of the Merger Agreement.

     The representations and warranties of the parties generally will not survive the Effective Date.

CONDITIONS TO THE MERGER; WAIVER

     The Merger Agreement contains a number of conditions to completing the Merger. The conditions must either be met or waived (if they are waivable) in order for the Merger to occur. The conditions to completing the Merger include, among other things:

*    the Merger Agreement must be approved by FNC's shareholders;
* necessary regulatory approvals must be obtained (particularly the approval of the OCC and the Federal Reserve Board);
*    the Tax Opinion must be issued;
* the Registration Statement must become effective under the Securities Act and there may not be a stop order suspending its effectiveness;
* there may not be an order, decree or injunction enjoining or prohibiting completion of the Merger;
* the representations and warranties set forth in the Merger Agreement must be accurate as of the closing date;
*    the Merger must qualify for pooling-of-interests accounting treatment; and
*    certain opinions of counsel must be received by the parties.

     Most of the conditions to completing the Merger may be waived at any time by the party for whose benefit they were created. Regulatory and shareholder approvals may not be waived, however. Also, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties. However, any material change in the terms of the Merger Agreement after the Special Meeting would require a resolicitation of votes from FNC's shareholders.

REGULATORY AND OTHER APPROVALS

     NBC and FNC are registered bank holding companies and are regulated by the Federal Reserve Board. The banking subsidiaries of NBC and FNC are national banks and are regulated by the OCC. The Federal Reserve Board must approve the Merger in order for the parties to complete the Merger. OCC approval also must be obtained in order to complete the merger of the banking subsidiaries of NBC and FNC. FNC and NBC must wait at least 15 days after the date of Federal Reserve Board approval before they may complete the Merger. During this 15-day period, the Department of Justice may object to the Merger on antitrust grounds. In addition, the Merger must be completed within 90 days of the date of Federal Reserve Board approval.

     The exchange of shares of NBC Common Stock for FNC Common Stock in the Merger has been registered with the SEC. The transaction also will be registered with various state securities commissions as may be required.

     The regulatory approvals required to complete the Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger Agreement at the Special Meeting does not depend upon and is not conditioned upon receipt of any regulatory approvals before the Special Meeting. Even if the Merger Agreement is approved at the Special Meeting, it may not be consummated. The Merger Agreement will terminate if the requisite regulatory approvals are not obtained.

BUSINESS PENDING THE MERGER

     The Merger Agreement requires FNC to continue to operate its business in the ordinary course pending the Merger. Among other things, FNC may not, without NBC's consent:

* pay any dividends prior to the Effective Date other than the regular semi-annual dividends, and in no event exceeding one hundred five percent (105%) of the dividend paid on the previous corresponding semi-annual payment date;
* lend an amount exceeding $150,000 to an individual or entity or lend an amount, which when aggregated with other loans to the same individual or entity or related interest, would exceed $300,000;
*    hire new, additional or replacement employees;
*    grant promotions to current employees;
* make, incur, or agree to incur, any single capital expenditure which alone exceeds $10,000 or enter into any lease agreement with rental payments exceeding $10,000;
* other than previously agreed upon contracts, pay, or agree to pay, any bonus to any employee officer, or director;
*    grant any raise or salary increase to any employee, officer, or director;
*    enter into any contracts, contract renewals or extensions;
*    purchase, lease or sell any assets outside the normal course of business;
*    purchase or sell investment securities;
* issue any additional common stock or cause to be declared any stock dividend or stock split; or
*    establish any additional employee benefit plan.

     FNC may not solicit bids or other transactions that would result in a merger of FNC with an entity other than NBC.

     Section 7.2 of the Merger Agreement contains the significant restrictions on FNC's conduct of business pending the Merger.

TERMINATION

     Either party may terminate the Merger Agreement prior to the Effective Date for certain reasons. A party may terminate the Merger Agreement for these reasons even after the Merger Agreement is approved by FNC's shareholders.
These reasons include, among others:

* a material breach by the other party of any covenant, representation or warranty in the Merger Agreement;
* any application for any required federal or state regulatory approval is denied;
* the parties do not receive the opinion of T. E. Lott & Company described below under the section entitled "Material Tax Consequences;"
*    the shareholders of FNC fail to approve the Merger at the Special Meeting;
* the Merger is not consummated by December 31, 1998, unless extended pursuant to Section 9.1 of the Merger Agreement;
* by FNC, if a material adverse change occurs in the financial condition of NBC;
* by NBC, if a material adverse change occurs in the financial condition of FNC; or
* by NBC, if it shall determine that the Merger does not qualify as a pooling-of-interests for accounting purposes.

     Certain provisions of the Merger Agreement, including provisions relating to reimbursement of expenses, survive both the Merger and a termination of the Merger Agreement without the Merger having been completed.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     If the conditions to the Merger are met or waived, FNC will be merged with and into NBC on the Effective Date. At that time, FNC will cease to exist as a separate company. Following the Merger, it is anticipated that the two national bank subsidiaries of NBC, National Bank of Commerce, Tuscaloosa, Alabama, and National Bank of Commerce of Mississippi, and the two national bank subsidiaries of FNC, First National Bank of West Point and National Bank of the South will be merged into a single national bank, National Bank of Commerce of Mississippi and that, as soon as possible thereafter, National Bank of Commerce of Mississippi will change its name to National Bank of Commerce. Upon conclusion of the merger of NBC's and FNC's national bank subsidiaries, it is anticipated that the combined operation will continue to offer banking services similar to, and in some cases superior to, those offered by the four banks prior to the merger. See "Proposed Merger -- General," above.

     Upon consummation of the Merger, it is anticipated that two of the current members of FNC's Board of Directors will be elected to the Board of Directors of NBC. For information about the current directors of NBC, please see NBC's 1998 Proxy Statement, a copy of which is enclosed with this Proxy Statement-Prospectus.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     If the Merger is completed, all shareholders of FNC, other than those who exercise and perfect dissenters' rights, will become shareholders of NBC. Their rights as shareholders will then be governed by NBC's Articles of Incorporation and Bylaws rather than FNC's Articles of Incorporation and Bylaws. The following is a summary of the significant differences between the rights of FNC's shareholders and NBC's shareholders not described elsewhere in this Proxy Statement-Prospectus.

     STOCK. NBC is authorized to issue one class of stock, Common Stock, par value $1.00. NBC is authorized to issue 10,000,000 shares of its Common Stock. FNC is authorized to issue one class of stock, Common Stock, par value $5.00. FNC is authorized to issue 180,000 shares of its Common Stock.

     LIQUIDITY OF STOCK. There currently is no ready market for the shares of FNC Common Stock, and such a market is not likely to develop in the future. The shares of NBC Common Stock, if issued in the Merger, will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of FNC or NBC. See "Resale of NBC Common Stock." The NBC Common Stock also is traded sporadically in the over-the-counter market. Current quotes of the market price of NBC Common Stock are available from the firms of Sterne, Agee and Leach, Inc. and J. C. Bradford & Co. which make a market in NBC's Common Stock.

     DIRECTORS' QUALIFICATIONS. NBC maintains certain qualifications for its directors as follows:

*    must be a stockholder of NBC;
* must not be under 21 years of age and not over 75 years of age at the time he or she is elected (and must retire at the next shareholders' meeting after his or her 75th birthday);
* may not serve as an attorney for any other financial institution or bank or savings and loan holding company; and
* may not be a member of the Board of Directors of any other financial institution or bank or savings and loan holding company if such service is prohibited by laws or regulations applicable to depository institutions.

     FNC does not place limits on qualification for its directors.

     REMOVAL OF DIRECTORS. NBC's directors may be removed only for cause (defined as "final conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interests of the corporation") by the affirmative vote of a majority of the entire Board of Directors or by the shareholders if the number of shares that were sufficient to elect the director are not voted against the director's removal. FNC's directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the shareholders. FNC's Board of Directors may not remove directors.

     AMENDMENT OF ARTICLES AND BYLAWS. Mississippi law provides that unless the MBCA, the articles of incorporation or the board of directors require a greater vote or a vote by voting groups, an amendment must be approved by a majority vote by each voting group with respect to which the amendment would create
dissenters' rights.   NBC's Articles of Incorporation provide that the
affirmative vote of 75% or more of the outstanding voting shares of NBC is required to amend or repeal Article 6 (issuance of capital stock), Article 7 (merger/consolidation of NBC or the sale/exchange/lease of assets), Article 9 (tender offer, exchange offer, merger/consolidation or purchase/acquisition of assets) or Article 12 (number and election of directors). FNC's Articles of Incorporation provide that the affirmative vote of at least 80% of the votes of all classes of stock of

FNC entitled to vote in the election of directors, considered as one class, and at least a majority of the votes of all such classes of stock of FNC, considered as one class, which are not "beneficially owned", directly or indirectly, by any other corporation, person or other entity which is the "beneficial owner", directly or indirectly, of more than 10% of the outstanding shares of stock of FNC entitled to vote, is required to amend or rescind Article FIFTH (merger/consolidation, sale/lease/exchange/other disposition of assets).

     The Bylaws of NBC may be altered, amended or repealed by a majority vote of the Board of Directors or by a vote of two-thirds of the outstanding voting shares of NBC. FNC's Bylaws may be amended or repealed by a majority vote of the Board of Directors or by a majority vote of the shareholders.

     SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of the shareholders of NBC may be called by the Chairman of the Board, the President, a majority of the Board of Directors or by shareholders holding more than 20% of the outstanding NBC Common Stock. Special meetings of FNC shareholders may be called by the Chairman of the Board, the President, a majority of the Board of Directors, or by shareholders holding one-third or more of the outstanding FNC Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger Agreement protects the officers and directors of FNC from liability for actions arising while they served as officers and/or directors of FNC. NBC has also agreed to elect two members of FNC's Board of Directors to serve on its Board of Directors, to continue certain employee benefits for FNC's employees and to assume the existing employment or employment retention agreements which FNC has with five of its current employees. See "Employee Benefits" and "Management and Operations After the Merger," above.

MATERIAL TAX CONSEQUENCES

     The following is a summary description of the material income tax consequences of the Merger. It is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. In addition, we have not included information about the tax consequences of the Merger under state, local or other tax laws. We urge you to consult a tax advisor regarding the tax consequences of the Merger to you.

     The parties must receive the Tax Opinion in order to complete the Merger. The Tax Opinion is included as Appendix D to this Proxy Statement-Prospectus. We urge you to read the Tax Opinion and to discuss it with your tax and financial advisors so that you will understand the tax consequences of the Merger to your situation.

     The Tax Opinion is based upon representations made by NBC and FNC about the terms of the Merger and certain other matters. Based upon the accuracy of those representations and certain other matters described in the Tax Opinion, it concludes that:

*    the Merger will constitute a reorganization within the meaning of
     Section 368 of the Internal Revenue Code; and
* FNC's shareholders who exchange FNC Common Stock for NBC Common Stock in the Merger will not recognize gain or loss for federal income tax purposes in that exchange.

See "Proposed Merger -- Representations and Warranties; Conditions to the Merger; Waiver."

     If the Merger constitutes a reorganization within the meaning of
Section 368 of the Internal Revenue Code, then:

* neither FNC nor NBC will recognize any gain or loss by reason of the Merger;
* FNC's shareholders will not recognize any gain or loss for federal income tax purposes to the extent they receive NBC Common Stock in exchange for FNC Common Stock in the Merger;
* the tax basis in the NBC Common Stock received in the Merger will be the same as the tax basis in the FNC Common Stock surrendered in exchange therefor;
* the holding period, for federal income tax purposes, for NBC Common Stock received in exchange for FNC Common Stock will include the period during which the shareholder held the FNC Common Stock surrendered in the exchange (as long as the FNC Common Stock was held as a capital asset at the Effective Date); and
* where solely cash is received by a holder of FNC Common Stock in exchange for FNC Common Stock pursuant to the exercise of dissenter's rights, such cash will be treated as having been received in redemption of such holder's FNC Common Stock, subject to the provisions and limitations of I.R.C.
     Section 302.

RESALE OF NBC COMMON STOCK

     The shares of NBC Common Stock that will be exchanged for FNC Common Stock in the Merger have been registered under the Securities Act. Shareholders who are not "affiliates" of FNC or NBC may freely trade the NBC Common Stock upon completion of the Merger. The term "affiliate" generally means each person who was an executive officer, director or 10% shareholder of FNC or NBC prior to the Merger.

     Those shareholders who are deemed to be affiliates of FNC may only sell their NBC Common Stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act. Those shareholders may publicly resell NBC Common Stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule 145 (unless they are "affiliates" of NBC). If you are or may be an affiliate of FNC, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of

NBC Common Stock after the Merger. In addition, shares of NBC Common Stock issued to affiliates of FNC in the Merger will not be transferable until financial results that include at least 30 days of post-Merger combined operations of NBC and FNC have been published. This restriction is necessary in order to satisfy certain requirements for pooling-of-interests accounting treatment.

RIGHTS OF DISSENTING SHAREHOLDERS


     IF YOU OBJECT TO THE MERGER AND DESIRE TO PERFECT DISSENTERS' RIGHTS, YOU WILL LOSE THE RIGHT TO DISSENT FROM THE MERGER IF YOU DO NOT TAKE THE FOLLOWING STEPS TIMELY. IF YOU LOSE YOUR RIGHT TO DISSENT, THE SHARES YOU OWN WILL BE CONVERTED INTO THE RIGHT TO RECEIVE NBC COMMON STOCK (AND CASH FOR ANY FRACTIONAL SHARES) IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.


     The MBCA provides FNC shareholders with the right to dissent and obtain payment for their FNC shares if the Merger is consummated. The availability of dissenters' rights is conditioned upon compliance with the provisions of MCBA Sections 79-4-13.01, et seq. Accordingly, any FNC shareholder who wishes to dissent from the proposed Merger and receive the cash value of his or her shares should consult with legal counsel. The following summary of dissenter's rights is qualified in its entirety by reference to MBCA Sections 79-4-13.01, et seq., a copy of which is attached as Appendix C to this Proxy Statement-Prospectus. The following summary does not address dissenter's rights in connection with "after-acquired shares" as referenced in MCBA Sections 79-4-13.27 and 79-4-13.28. For information about the handling of "after-acquired shares," please refer to the copies of those Sections of the MCBA which are included in Appendix C to this Proxy Statement-Prospectus.

     To assert dissenter's rights, an FNC shareholder must (i) give notice in writing to FNC, prior to the vote on the Merger Agreement, that he or she intends to demand payment for his or her shares if the Merger is consummated, and (ii) not vote his or her shares in favor of the Merger Agreement.


     If the Merger Agreement is approved at the Special Meeting, NBC, no later than ten (10) days after the date the Merger becomes effective, will deliver a written notice (the "Dissenters' Notice") to each shareholder who satisfied the requirements in the preceding paragraph. The Dissenter's Notice will (i) state where the shareholder's payment demand ("Payment Demand") is to be sent and where and when the shareholder's certificates must be deposited, (ii) supply a form for the Payment Demand that includes the date of the first announcement to the news media or to FNC shareholders of the terms of the proposed Merger and requires the dissenting shareholder to certify whether or not he or she acquired beneficial ownership of the shares before that date, (iii) set a date by which NBC must receive the shareholder's Payment Demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the Dissenters' Notice is delivered, and (iv) be accompanied by a copy of Article 13 of the MBCA.

     Upon receipt of a Dissenters' Notice, any shareholder who wishes to perfect his or her dissenter's rights must send NBC a Payment Demand, certify whether he or she acquired beneficial ownership of the shares before the date set forth in the Dissenters' Notice, and deposit his or her certificates in accordance with the terms of the Dissenters' Notice. The Payment Demand must be received by NBC
on or before the date set forth in the Dissenters' Notice.   An FNC shareholder
who demands payment and properly deposits his or her shares retains all other rights of an FNC shareholder until those rights are canceled or modified by the consummation of the Merger.

     As soon as the Merger is consummated or upon receipt of the Payment Demand, NBC will pay each dissenting shareholder who has complied with his or her legal obligations, the amount NBC estimates to be the fair value of that shareholder's shares, plus accrued interest. This payment will be accompanied by (i) FNC's balance sheet as of the end of its most recently completed fiscal year, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements;
(ii) a statement of NBC's estimate of the fair value of FNC shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenting shareholder's right to demand payment of his or her own estimate of the fair value of his or her shares, and the amount of interest due, if he or she is dissatisfied with the amount of the payment; and (v) a copy of Article 13 of the MBCA.

     A dissenting shareholder may notify NBC in writing of his or her estimate of the fair value of shares and amount of interest due, and demand payment of his or her estimate (less any payments previously made) if: (i) the dissenting shareholder believes that the amount previously paid by NBC is less than the fair value of his or her shares or that the interest paid was incorrectly calculated; (ii) in the case of a shareholder who was the beneficial owner of these shares before the date set forth in the Dissenter's Notice, NBC fails to make payment within sixty (60) days after the date set for receipt of the Payment Demand; or (iii) NBC, having failed to consummate the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for receipt of the Payment Demand. A dissenting shareholder is deemed to waive this right to demand payment unless he or she notifies NBC of his or her demand in writing within 30 days after NBC makes or offers payment for his or her shares.

     If a demand for payment remains unsettled, NBC will commence a proceeding within sixty (60) days after receiving the Payment Demand and petition the Chancery Court of Oktibbeha County, Mississippi (the "Chancery Court") to determine the fair value of the shares and accrued interest. If NBC does not commence this proceeding within this 60-day period, NBC will pay each dissenting shareholder whose demand remains unsettled the amount demanded.

     NBC will make all dissenting shareholders whose demands remain unsettled parties to the proceeding and all parties must be served with a copy of the petition. The Chancery Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. Dissenting shareholders are entitled to the same discovery rights as parties in other civil litigation.

     Each dissenting shareholder made a party to the proceeding will be entitled to judgement (i) for the amount, if any, by which the Chancery Court finds the fair value of his or her shares, plus interest, exceeds the amount paid by NBC, or (ii) for the fair value, plus accrued interest, of his or her after-acquired shares for which NBC elected to withhold payment.

     The Chancery Court will determine all costs of the proceeding including the reasonable compensation and expense of appraisers appointed by the Chancery Court. The Chancery Court will assess these costs against NBC, except that it may assess costs against all or some of the dissenting shareholders, in amounts it finds equitable, if it finds the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

     The Chancery Court may assess the fees and expenses of counsel and experts for the respective parties, in amounts it finds equitable as follows: (i) against NBC and in favor of any and all dissenting shareholders if it finds that NBC did not substantially comply with its legal obligations under Article 13 of the MBCA or (ii) against either NBC or a dissenting shareholder, in favor of any other party, if it finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the MBCA.

     NBC has the right to terminate the Merger Agreement if the number of shares of FNC Common Stock as to which holders are legally entitled to assert dissenters' rights constitutes 7.28% or more of the outstanding shares of FNC Common Stock. See "Proposed Merger -- Termination."

     The foregoing summary of dissenters' rights under the MBCA is necessarily incomplete and is qualified in its entirety by reference to Section 79-4-13.01 et seq. of the MBCA, which is set forth in its entirety in this Proxy Statement-Prospectus as Appendix C.

     YOU MUST DO ALL OF THE THINGS DESCRIBED ABOVE IN ORDER TO PRESERVE YOUR RIGHT TO DISSENT AND TO RECEIVE THE FAIR VALUE TO YOUR SHARES IN CASH. IF YOU DO NOT FOLLOW EACH OF THESE STEPS AS DESCRIBED, YOU WILL HAVE NO RIGHT TO RECEIVE CASH FOR YOUR SHARES.

ACCOUNTING TREATMENT

     NBC intends to account for the Merger as a pooling-of-interests. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, more than 92.62% of the outstanding FNC Common Stock must be exchanged for NBC Common Stock. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of FNC cannot sell, transfer, pledge or otherwise alienate or encumber any shares of NBC Common Stock received in the Merger until the results of at least 30 days of post-Merger combined operations of FNC and NBC have been published. NBC is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment under these circumstances.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     NBC is regulated and supervised by the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Bank holding companies also generally are prohibited from engaging under the BHCA in nonbanking activities (with certain exceptions).

     NBC's national banking subsidiaries are regulated, supervised and examined by the OCC. NBC's banking subsidiaries also are subject to various requirements and restrictions under federal and state law, including

*    requirements to maintain reserves against deposits;
*    restrictions on the types and amounts of loans that may be made;
*    restrictions on the interest that may be charged on loans; and
* limitations on the types of investments that may be made and the types of services that may be offered.

Various consumer laws and regulations also affect the operations of NBC and its subsidiaries. Commercial banks such as NBC's national banking subsidiaries also are affected by the Federal Reserve Board's attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

     NBC derives substantially all of its income from the payment of dividends by its banking subsidiaries. The ability of its banking subsidiaries to pay dividends affects NBC's ability to pay dividends to its shareholders. Various statutory restrictions apply to NBC's banking subsidiaries' ability to pay dividends to NBC. As of June 30, 1998, NBC's banking subsidiaries had approximately $10.8 million (plus retained earnings in 1998) available to pay dividends to NBC.

     The OCC may prohibit a national bank from engaging in an unsafe or unsound practice. The OCC has indicated that it generally would be an unsafe and unsound practice to pay dividends if the payment of the dividend would deplete a bank's capital to an inadequate level. NBC's banking subsidiaries' ability to pay dividends in the future is influenced by bank regulatory policies or agreements and by capital guidelines. The level of this influence could increase in the future. Additional information on this topic is available in NBC's 1997 Annual Report, a copy of which is enclosed with this Proxy Statement-Prospectus, and in the documents that are incorporated by reference herein. See "Available Information."

     The Federal Reserve Board maintains a policy that requires bank holding companies to serve as a source of strength for their subsidiary banks. In furtherance of this policy, the Federal Reserve Board has stated that a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

RESTRICTIONS ON EXTENSIONS OF CREDIT

     Federal law restricts NBC's banking subsidiaries' ability to

*    extend credit to affiliates (including NBC);
*    purchase assets of affiliates;
* issue a guarantee, acceptance or letter of credit on behalf of affiliates (including an endorsement or standby letter of credit); or
* purchase or invest in the stock or securities of an affiliate or take that stock or securities as collateral for loans to any borrower.

     Extensions of credit and issuances to affiliates generally must be secured by eligible collateral. In addition, all such transactions with a single affiliate are generally limited to 10% of NBC's banking subsidiaries' capital and surplus and all such transactions with affiliates may not exceed 20% of NBC's banking subsidiaries' capital and surplus.

     NBC's banking subsidiaries are also limited in the aggregate amount that may be loaned to a single borrower or a group of borrowers that are deemed to be affiliated with each other for purposes of these rules. These loans are limited to 15% of NBC's banking subsidiaries' capital and surplus.

     The limitations described above in this section apply to all national banks.


                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma combined balance sheet of NBC as of June 30, 1998 and income statements of NBC for the six-month periods ended
June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 give effect to the pending merger with FNC. The statements also assume that the Merger is accounted for as a pooling-of-interests. The pro forma combined balance sheet treats the Merger as if it occurred on June 30, 1998; the pro forma combined income statements treat the Merger as if it had occurred on January 1, 1995.

     The information for the six-month periods ended June 30, 1998 and 1997, in the column titled "NBC" is summarized from the consolidated financial statements of NBC contained in NBC's June 30, 1998 Form 10-Q, a copy of which is enclosed with this Proxy Statement-Prospectus. The information for the years ended December 31, 1997, 1996 and 1995, in the column titled "NBC" is summarized from the consolidated financial statements of NBC contained in NBC's 1997 Annual Report, a copy of which is enclosed with this Proxy Statement-Prospectus.

     The information contained in the column titled "FNC" is based on the financial statements and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations, of FNC contained elsewhere in this Proxy Statement-Prospectus.

     We encourage you to read all of the other financial information about NBC and FNC included with or contained in this Proxy Statement-Prospectus.

     The Pro Forma Financial Statements are presented for information purposes only. The results shown in them are not necessarily indicative of the actual results that might have occurred if the Merger had been completed on January 1, 1995. Also, they are not necessarily indicative of results that might be achieved in the future if the Merger is completed.

                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)


The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of NBC Capital Corporation and First National Corporation of West Point, assuming the companies had been combined as of June 30, 1998, on a "pooling of interests" accounting basis.

                                                                                  Pro Forma     Pro Forma
                                                      NBC         FNC            Adjustments     Combined
                                                   ---------   ---------         ------------   ----------
                                                                       (In Thousands)
 ASSETS:
  Cash and due from banks                          $ 25,760    $  2,647              $     -     $ 28,407
  Interest-bearing deposits due from banks              112          40                    -          152
  Federal funds sold and securities purchased
    under agreements to resell                        6,942       1,550                    -        8,492
  Securities:
    Held-to-maturity                                 31,141           -                    -       31,141
    Available-for-sale                              162,109      29,022                    -      191,131
                                                   --------    --------              -------    ---------
      Total securities                              193,250      29,022                    -      222,272
  Loans, net of unearned interest                   403,004      77,050                    -      480,054
  Allowance for loan losses                          (6,934)       (903)   (2)        (2,100)      (9,937)
                                                   --------    --------              -------    ---------
    Net loans                                       396,070      76,147               (2,100)     470,117
  Premises and equipment, net                        13,126       2,520                    -       15,646
  Intangible assets                                   2,453       1,238                    -        3,691
  Other                                              21,278       2,299    (2)           840       24,417
                                                   --------    --------              -------    ---------
    Total assets                                   $658,991    $115,463              $(1,260)    $773,194
                                                   ========    ========              =======    =========

 LIABILITIES:
  Noninterest-bearing deposits                     $ 74,968    $  8,479              $     -     $ 83,447
  Interest-bearing deposits                         474,019      88,416                    -      562,435
                                                   --------    --------              -------    ---------
    Total deposits                                  548,987      96,895                    -      645,882
  Federal funds purchased and securities
    sold under agreements to repurchase              10,717           -                    -       10,717
  Other borrowed funds                               15,865       4,965                    -       20,830
  Other liabilities                                   8,435       1,116    (3)           525       10,076
                                                   --------    --------              -------    ---------
    Total liabilities                               584,004     102,976                  525      687,505
                                                   --------    --------              -------    ---------

 STOCKHOLDERS' EQUITY:
  Common stock                                        4,800         648    (1)           230        5,678
  Surplus                                            33,002       6,600    (1)          (230)      39,372
  Retained earnings                                  36,747       6,004    (1)          (918)      40,048
                                                          -           -    (2)        (1,260)           -
                                                          -           -    (3)          (525)           -
  Treasury stock                                          -        (918)   (1)           918            -
  Accumulated other comprehensive income                438         153                    -          591
                                                   --------    --------              -------    ---------
    Total stockholders' equity                       74,987      12,487               (1,785)      85,689
                                                   --------    --------              -------    ---------
      Total liabilities and stockholders'
       equity                                      $658,991    $115,463              $(1,260)    $773,194
                                                   ========    ========              =======    =========



  See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)


The following pro forma combined condensed statements of consolidated income presents the combined statements of income of NBC Capital Corporation and First National Corporation of West Point, assuming the companies had been combined for each period presented on a pooling of interests accounting basis:

                                                            For the Six Months Ended June 30, 1998
                                                           -----------------------------------------
                                                                               Pro Forma
                                                             NBC      FNC     Adjustments   Combined
                                                           -------   ------   -----------   --------
                                                           (In Thousands, Except Per Share Amounts)
 Interest income:
  Interest and fees on loans                               $18,299   $3,883   $         -    $22,182
  Interest and dividends on securities                       5,232      801             -      6,033
  Other interest income                                        467       95             -        562
                                                           -------   ------   -----------    -------
    Total interest income                                   23,998    4,779             -     28,777
 Interest expense:
  Interest on deposits                                      10,511    1,968             -     12,479
  Interest on borrowed funds                                   799      152             -        951
                                                           -------   ------   -----------    -------
    Total interest expense                                  11,310    2,120             -     13,430
                                                           -------   ------   -----------    -------
 Net interest income                                        12,688    2,659             -     15,347
 Provision for loan losses                                     520      155             -        675
                                                           -------   ------   -----------    -------
  Net interest income after provision for loan losses       12,168    2,504             -     14,672
 Noninterest income                                          3,995      271             -      4,266
 Noninterest expense                                         9,762    2,192             -     11,954
                                                           -------   ------   -----------    -------
 Net income before income taxes                              6,401      583             -      6,984
 Income tax expense                                          1,519      152             -      1,671
                                                           -------   ------   -----------    -------
  Net income                                               $ 4,882   $  431   $         -    $ 5,313
                                                           =======   ======   ===========    =======

 Net income per share:
  Basic                                                      $1.02    $3.89   $         -       $.94
  Diluted                                                     1.02     3.89             -        .94
 Weighted-average common share outstanding:
  Basic                                                      4,800      111             -      5,678
  Diluted                                                    4,800      111             -      5,678




   See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)



                                                            For the Six Months Ended June 30, 1997
                                                           -----------------------------------------
                                                                               Pro Forma
                                                             NBC      FNC     Adjustments   Combined
                                                           -------   ------   -----------   --------
                                                           (In Thousands, Except Per Share Amounts)
 Interest income:
  Interest and fees on loans                               $17,600   $3,753   $         -    $21,353
  Interest and dividends on securities                       4,957      890             -      5,847
  Other interest income                                        444       25             -        469
                                                           -------   ------   -----------    -------
    Total interest income                                   23,001    4,668             -     27,669
 Interest expense:
  Interest on deposits                                       9,666    1,924             -     11,590
  Interest on borrowed funds                                   625      132             -        757
                                                           -------   ------   -----------    -------
    Total interest expense                                  10,291    2,056             -     12,347
                                                           -------   ------   -----------    -------
 Net interest income                                        12,710    2,612             -     15,322
 Provision for loan losses                                     520      170             -        690
                                                           -------   ------   -----------    -------
  Net interest income after provision for loan losses       12,190    2,442             -     14,632
 Noninterest income                                          3,650      313             -      3,963
 Noninterest expense                                         9,301    1,967             -     11,268
                                                           -------   ------   -----------    -------
 Net income before income taxes                              6,539      788             -      7,327
 Income tax expense                                          1,839      195             -      2,034
                                                           -------   ------   -----------    -------
  Net income                                               $ 4,700   $  593   $         -    $ 5,293
                                                           =======   ======   ===========    =======

 Net income per share:
  Basic                                                       $.98    $5.35   $         -       $.93
  Diluted                                                      .98     5.35             -        .93
 Weighted-average common share outstanding:
  Basic                                                      4,800      111             -      5,678
  Diluted                                                    4,800      111             -      5,678




 See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)



                                                             For the Year Ended December 31, 1997
                                                           -----------------------------------------
                                                                               Pro Forma
                                                             NBC      FNC     Adjustments   Combined
                                                           -------   ------   -----------   --------
                                                           (In Thousands, Except Per Share Amounts)
 Interest income:
  Interest and fees on loans                               $35,883   $7,909   $         -    $43,792
  Interest and dividends on securities                      10,318    1,737             -     12,055
  Other interest income                                        919       62             -        981
                                                           -------   ------   -----------    -------
    Total interest income                                   47,120    9,708             -     56,828
 Interest expense:
  Interest on deposits                                      19,913    3,908             -     23,821
  Interest on borrowed funds                                 1,503      375             -      1,878
                                                           -------   ------   -----------    -------
    Total interest expense                                  21,416    4,283             -     25,699
                                                           -------   ------   -----------    -------
 Net interest income                                        25,704    5,425             -     31,129
 Provision for loan losses                                   1,100      377             -      1,477
                                                           -------   ------   -----------    -------
  Net interest income after provision for loan losses       24,604    5,048             -     29,652
 Noninterest income                                          7,157      620             -      7,777
 Noninterest expense                                        19,721    4,048             -     23,769
                                                           -------   ------   -----------    -------
 Net income before income taxes                             12,040    1,620             -     13,660
 Income tax expense                                          3,289      453             -      3,742
                                                           -------   ------   -----------    -------
  Net income                                               $ 8,751   $1,167   $         -    $ 9,918
                                                           =======   ======   ===========    =======

 Net income per share:
  Basic                                                    $  1.82   $10.53   $         -    $  1.75
  Diluted                                                     1.82    10.53             -       1.75
 Weighted-average common share outstanding:
  Basic                                                      4,800      111             -      5,678
  Diluted                                                    4,800      111             -      5,678




 See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                             For the Year Ended December 31, 1996
                                                           -----------------------------------------
                                                                               Pro Forma
                                                             NBC      FNC     Adjustments   Combined
                                                           -------   ------   -----------   --------
                                                           (In Thousands, Except Per Share Amounts)
 Interest income:
  Interest and fees on loans                               $32,913   $6,834   $         -    $39,747
  Interest and dividends on securities                      10,530    1,909             -     12,439
  Other interest income                                        402       77             -        479
                                                           -------   ------   -----------    -------
    Total interest income                                   43,845    8,820             -     52,665
 Interest expense:
  Interest on deposits                                      18,513    3,539             -     22,052
  Interest on borrowed funds                                   795      245             -      1,040
                                                           -------   ------   -----------    -------
    Total interest expense                                  19,308    3,784             -     23,092
                                                           -------   ------   -----------    -------
 Net interest income                                        24,537    5,036             -     29,573
 Provision for loan losses                                   1,314      363             -      1,677
                                                           -------   ------   -----------    -------
  Net interest income after provision for loan losses       23,223    4,673             -     27,896
 Noninterest income                                          6,641      686             -      7,327
 Noninterest expense                                        18,971    3,690             -     22,661
                                                           -------   ------   -----------    -------
 Net income before income taxes                             10,893    1,669             -     12,562
 Income tax expense                                          2,708      434             -      3,142
                                                           -------   ------   -----------    -------
  Net income                                               $ 8,185   $1,235   $         -    $ 9,420
                                                           =======   ======   ===========    =======

 Net income per share:
  Basic                                                    $  1.71   $10.83   $              $  1.66
  Diluted                                                     1.71    10.83             -       1.66
 Weighted-average common share outstanding:
  Basic                                                      4,800      114             -      5,678
  Diluted                                                    4,800      114             -      5,678




   See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)



                                                             For the Year Ended December 31, 1995
                                                           -----------------------------------------
                                                                               Pro Forma
                                                             NBC      FNC     Adjustments   Combined
                                                           -------   ------   -----------   --------
                                                           (In Thousands, Except Per Share Amounts)
 Interest income:
  Interest and fees on loans                               $30,731   $4,945   $         -    $35,676
  Interest and dividends on securities                      11,073    2,479             -     13,552
  Other interest income                                        446      170             -        616
                                                           -------   ------   -----------    -------
    Total interest income                                   42,250    7,594             -     49,844
 Interest expense:
  Interest on deposits                                      17,907    3,188             -     21,095
  Interest on borrowed funds                                   778      248             -      1,026
                                                           -------   ------   -----------    -------
    Total interest expense                                  18,685    3,436             -     22,121
                                                           -------   ------   -----------    -------
 Net interest income                                        23,565    4,158             -     27,723
 Provision for loan losses                                   1,165      124             -      1,289
                                                           -------   ------   -----------    -------
  Net interest income after provision for loan losses       22,400    4,034             -     26,434
 Noninterest income                                          5,863      594             -      6,457
 Noninterest expense                                        18,025    3,400             -     21,425
                                                           -------   ------   -----------    -------
 Net income before income taxes                             10,238    1,228             -     11,466
 Income tax expense                                          2,430      261             -      2,691
                                                           -------   ------   -----------    -------
  Net income                                               $ 7,808   $  967   $         -    $ 8,775
                                                           =======   ======   ===========    =======

 Net income per share:
  Basic                                                    $  1.63    $8.48   $         -    $  1.55
  Diluted                                                     1.63     8.48             -       1.55
 Weighted-average common share outstanding:
  Basic                                                      4,800      114             -      5,678
  Diluted                                                    4,800      114             -      5,678




 See accompanying Notes to Pro Forma Combined Condensed Financial Statements.

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION



The unaudited pro forma combined condensed information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

1. The FNC Merger will be accounted for on a "pooling of interest" accounting basis. The acquisition value is $32,500,000 and the number of shares of NBC stock to be issued is based on an average sale price (as defined in the Merger Agreement) prior to closing. For these pro forma purposes, that price is assumed to be $37 per share resulting in the issuance of 878,378 shares of NBC Capital Corporation common stock in exchange for the outstanding common stock of First National Corporation of West Point.

2. The Definitive Agreement and Plan of Reorganization and Merger contains a provision under which NBC may adjust the allowance for loan losses of FNC by a maximum amount of $2.1 million in order to comply with the methodology used by NBC in determining its allowance for loan losses. Under the terms of the agreement, NBC may waive or adjust the amount, as it deems necessary.

                                                            (In Thousands)

      Maximum additional allowance requirement                  $2,100
      Deferred tax asset                                          (840)
                                                                ------

                              Net adjustment                    $1,260
                                                                ======

  For pro forma presentation purposes, the maximum adjustment has been used.

3. In connection with the Merger, NBC and FNC expect to incur certain restructuring and merger related costs, including investment banking, legal, accounting, and other related transaction costs and fees. Additionally, other restructuring and merger related costs associated with the integration of the separate financial institutions are expected to be incurred. Based upon information currently available, the total amount of restructuring and merger related expenses to be recognized in connection with the Merger is estimated to be $525 thousand, after tax. Since the Merger has not yet been consummated, the restructuring and merger related expenses can only be estimated at this time, and are subject to revision, as further information becomes available. The following is a breakdown of the estimated restructuring and merger related costs:

                                                (In Thousands)
   Investment banking                                $325
   Professional fees                                  120
   Employee related                                   215
   Restructuring costs                                 65
                                                     ----
    Total estimated costs                             725
   Income tax effect                                  200
                                                     ----

    Total                                            $525
                                                     ====

  These restructuring and merger related costs will be charged to expense in the period in which the Merger is consummated, or in subsequent periods when incurred.

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION



4. NBC expects to realize revenue enhancements and cost savings from the Merger. The pro forma financial information does not reflect any of the potential revenue enhancements or potential savings from the consolidation of operations of NBC and FNC.

                      CERTAIN INFORMATION CONCERNING NBC

     This Proxy Statement-Prospectus is accompanied by NBC's 1997 Annual Report, its June 30, 1998 Form 10-Q and its 1998 Proxy Statement, and investors are urged to read and carefully consider the information contained in those documents.

     NBC's capital stock consists of a single class of $1.00 par value common stock, of which 10,000,000 shares are authorized and 4,800,000 shares are issued and outstanding. NBC's Board of Directors is comprised of up to 25 directors, as determined from time to time by resolution of the Board of Directors, of which 20 are currently elected and serving. The Merger Agreement provides that upon consummation of the Merger, NBC's Board of Directors will elect two of the members of FNC's Board of Directors to serve on NBC's Board of Directors. NBC shareholders are allowed to cumulate their votes in the election of directors. NBC shareholders also enjoy preemptive rights, or the right to subscribe in proportion to their current ownership percentages, with respect to any newly issued shares of any class of NBC stock, except for stock issued other than for cash in order to consummate a merger or acquisition recommended by NBC's Board of Directors. The Articles of Incorporation of NBC provide certain supramajority voting requirements for acquisitions involving NBC that are not approved by a majority of its Board of Directors. Upon consummation of the Merger it is anticipated that FNC shareholders will hold approximately 15% of the outstanding NBC Common Stock. For further information concerning the NBC Common Stock, please see the discussion under the caption "Market for Company's Common Stock and Related Stockholder Matters" in NBC's 1997 Annual Report, a copy of which is included with this Proxy Statement-Prospectus.

     Over the last several years, management of NBC and management of FNC have had informal discussions concerning potential mergers and acquisitions of their respective companies. In July 1996, the management of NBC was given authority by its Board of Directors to make a written offer to FNC. In September of 1996, FNC responded that they were not interested in any sale or combination at that time. Again, in November of 1997, management of NBC was given approval by its Board of Directors to make an offer to FNC. In February of 1998, this offer was rejected as inadequate. In April 1998, NBC was contacted through FNC's investment advisor and asked to submit a preliminary indication of interest in FNC. This was followed by a request for a firm offer which was subsequently submitted to the investment advisor. FNC and its investment advisor subsequently accepted NBC's offer and the Merger Agreement was signed in July 1998. See "Proposed Merger -- Background of and Reasons for the Merger."


                      CERTAIN INFORMATION CONCERNING FNC

PRINCIPAL BUSINESS

     FIRST NATIONAL CORPORATION OF WEST POINT. FNC was organized on March 20, 1984 and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

At June 30, 1998, FNC had total consolidated assets of approximately $115 million and shareholders' equity of approximately $12 million. FNC is domiciled in West Point, Mississippi and its principal executive offices are located at 107 Commerce Street, West Point, Mississippi 39773 and its telephone number is
(601) 494-1411.

     First National Bank of West Point is located in West Point, Mississippi, where it provides retail and commercial banking services through a main office and three branch locations. As of June 30, 1998, it had total assets of approximately $83 million. National Bank of the South is located in Tuscaloosa, Alabama, where it provides retail and commercial banking services through a main office and two branch offices. As of June 30, 1998, National Bank of the South had total assets of approximately $36 million. First National Finance Company engages in lending activities, principally the origination of small consumer loans, through one business location in West Point, Mississippi. As of June 30, 1998, First National Finance Company had approximately $1.3 million in assets.

COMPETITION

     FNC and its subsidiaries currently serve two (2) counties and two (2) municipalities in Mississippi and Alabama. Over this same area, FNC competes directly with 13 competing banking institutions, and a number of credit unions, finance companies, brokerage firms, mortgage companies and insurance companies. The competing banking institutions range in asset size from approximately $100 million to in excess of $28 billion. Several of FNC's competitors are branches or divisions of nationwide and regional companies with more resources than FNC and its subsidiaries.

SUPERVISION AND REGULATION

     FNC and its subsidiaries are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. For additional information concerning governmental supervision and regulation of FNC, please see the discussion entitled "Supervision and Regulation" in NBC's 1997 Annual Report, a copy of which is enclosed with this Proxy Statement-Prospectus, which discussion is equally applicable to the business and operations of FNC and its subsidiaries.

SEASONALITY OF BUSINESS AND CUSTOMERS

     There is no material concentration of deposits from any single customer or group of customers. No significant portion of FNC's loans is concentrated within a single industry or group of related industries. Historically, the business of FNC has not been seasonal in nature and management of FNC does not anticipate any seasonal trends in the future. FNC does not rely on foreign sources of funds or income.

EMPLOYEES

     As of the date of this Proxy Statement-Prospectus, FNC and its subsidiaries employed 63 persons full-time and 4 persons part-time.

PROPERTIES

     The following listing describes the location and general character of the principal properties owned or leased by FNC and its subsidiaries:

                                                                          Approximate Office
             Location                     Own/Lease        Use           Space (square feet)
------------------------------------      ---------     --------------   -------------------
107 Commerce St., West Point, MS          Own           Banking                 18,000

1120 E. Main St., West Point, MS          Own           Banking                  1,900

215 Hwy. 45 S., West Point, MS            Own           Banking                  1,520

1425 Hwy. 45 N., West Point, MS           Lease         Banking                    825

212 E. Main St., West Point, MS           Own           Administration           1,200

1101 Greensboro Ave., Tuscaloosa, AL      Own           Banking                 11,000

1665 McFarland Blvd., Tuscaloosa, AL      Own           Banking                    900

6561 Hwy. 69 S., Tuscaloosa, AL           Lease         Banking                  2,000

301 E. Main St., West Point, MS           Lease         FNFC Office              1,200

     In the opinion of FNC's management, all of FNC's properties are in generally good condition and are adequate to meet the needs of the communities they serve.

LEGAL PROCEEDINGS

     FNC is a party to various ordinary routine legal proceedings incidental to its business. Management of FNC does not believe that any of these proceedings will have a material effect on the financial position or results of operations of FNC.

STOCK PRICES AND DIVIDENDS

     There is no established trading market for the FNC Common Stock. Based upon sales that have come to the attention of FNC's management, the prices paid for FNC Common Stock have ranged from $115 to $130 per share from September 1996 through July 1998. You should note that management of FNC is not necessarily aware of each sale of FNC Common Stock or the price at which it occurred.

                              DIVIDENDS PER SHARE
                     AS OF THE END OF EACH FISCAL QUARTER

                              CASH DIVIDENDS PAID

   1998:
      June 30               $1.75
      March 31              $   0

   1997:
      December 31           $1.80
      September 30          $   0
      June 30               $1.65
      March 31              $   0

   1996:
      December 31           $1.65
      September 30          $   0
      June 30               $1.60
      March 31              $   0

     On the Record Date, there were 318 shareholders of FNC Common Stock.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth as of the Record Date certain information with respect to the beneficial ownership as defined in Rule 13d-3 of the Exchange Act for each person who is an officer, director or beneficial owner of more than five percent of the FNC Common Stock, and for all of the directors and executive officers of FNC as a group. Except as otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                    Amount and Nature of            Percent
          Name                      Beneficial Ownership           of Class
-----------------------------    --------------------------    ----------------

Dr. T. N. Braddock(1)             453 shares                     *

John D. Cade(1)(2)                250 shares(3)                  *

Robert L. Calvert, III(1)(4)      11,011 shares(5)(6)            9.94%

Kyle Chandler(1)                  230 shares                     *

Dr. M. G. Hazard(1)               307 shares                     *

Mark G. Hazard, III(1)(7)         288 shares                     *

P. T. Hodo, Jr.(1)(8)             1,552 shares(9)                1.40%

Pete Hodo, III(1)(10)             412 shares                     *

John C. Jameson, III(1)           867 shares                     *

James W. Pryor(1)                 753 shares                     *

H. Stokes Smith(1)                3,025 shares(11)               2.73%

Milton O. Sundbeck, Jr.(1)        805 shares                     *

E. H. Tumlinson(1)                2,497 shares (12)              2.25%

R. H. Weems, Jr.(1)               273 shares                     *


All directors and executive officers as a group own 22,723 shares, or 20.51% of the outstanding shares of stock.

*Less than one percent.

(1)  Director of First National Corporation.
(2) Vice Chairman of the Board of First National Corporation, Chairman and Chief Executive Officer of National Bank of the South.
(3) Includes 50 shares owned by Virginia D. Cade of which Mr. Cade disclaims any beneficial ownership.
(4)  Chairman of the Board  of First National Corporation.
(5) Includes 1,721 shares owned by C & H Properties of which Mr. Calvert exercises voting control.
(6) Includes 150 shares owned by Mr. Calvert's wife of which he disclaims any beneficial ownership.
(7)  President of First National Bank of West Point.

(8)  Chairman Emeritus of First National Corporation.
(9) Includes 1,138 shares owned by Mr. Hodo's wife of which he exercises voting control.
(10) President and Chief Operating Officer of First National Corporation; Chief Executive Officer of First National Bank of West Point.
(11) Includes 1,200 shares owned by Mr. Smith's wife of which he exercises voting control.
(12) Includes 1,000 shares owned by the estate of J. Homer Tumlinson of which Mr. Tumlinson exercises voting control.


                     FNC CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996 (AUDITED)
            AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED)

                    FIRST NATIONAL CORPORATION OF WEST POINT

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998



      ASSETS                                       (In Thousands)
Cash and due from banks                               $  2,647
Interest-bearing deposits with banks                        40
Federal funds sold                                       1,550
Securities                                              29,022
Loans, net of reserve for loan losses of $903,226       76,147
Premises and equipment                                   2,520
Interest receivable                                      1,329
Acquisition premium                                      1,238
Other assets                                               970
                                                      --------
                                                      $115,463
                                                      ========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                 $  8,479
  Time, $100,000 or more                                14,875
  Other interest-bearing                                73,541
                                                      --------
    Total deposits                                      96,895
Interest payable                                           640
Borrowed funds                                           4,965
Other liabilities                                          476
                                                      --------
  Total liabilities                                    102,976
                                                      --------
Stockholders' equity:
  Common stock, $5 par value, 180,000 shares
    authorized, 129,600 issued and outstanding             648
  Surplus                                                6,600
  Undivided profits                                      6,004
  Accumulated other comprehensive income                   153
                                                      --------
                                                        13,405
  Treasury stock, at cost (18,819 shares)                 (918)
                                                      --------
    Total stockholders' equity                          12,487
                                                      --------
                                                      $115,463
                                                      ========

        The accompanying notes are an integral part of these statements.

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                       1998     1997
                                                      ------   ------
                                                      ( In Thousands,
                                                   Except Per Share Amounts)
INTEREST INCOME
Interest and fees on loans                            $3,883   $3,753
Interest and dividends on investment securities:
 Taxable interest and dividends                          584      652
 Tax-exempt interest                                     217      238
Interest on federal funds sold                            93       25
Interest on deposits in banks                              2        -
                                                       4,779    4,668
                                                      ------   ------
INTEREST EXPENSE
Interest on time deposits of $100,000 or more            335      334
Interest on other deposits                             1,633    1,590
Interest on borrowed funds                               152      132
                                                      ------   ------
                                                       2,120    2,056
                                                      ------   ------
 Net interest income                                   2,659    2,612
Provision for loan losses                                155      170
                                                      ------   ------
 Net interest income after provision for
  loan losses                                          2,504    2,442

OTHER INCOME
Service charges on deposit accounts                      199      264
Other service charges and fees                            47       47
Trust Department income                                    -        2
Securities gains (losses), net                             5      (10)
Other                                                     20       10
                                                      ------   ------
                                                         271      313
OTHER EXPENSE
Salaries                                                 970      800
Employee benefits                                        156      168
Net occupancy expense                                    137      137
Furniture and equipment expense                          123      150
Amortization of acquisition premium                       58       58
Advertising and promotion                                 78       69
Deposit insurance premiums                                12        7
Other                                                    658      578
                                                      ------   ------
                                                       2,192    1,967
                                                      ------   ------
Income before income taxes                               583      788
Income taxes                                             152      195
                                                      ------   ------
Net income                                            $  431   $  593
                                                      ======   ======
Net income per share                                  $ 3.89   $ 5.35
                                                      ======   ======

       The accompanying notes are an integral part of these statements.

                    FIRST NATIONAL CORPORATION OF WEST POINT

                      UNAUDITED CONSOLIDATED STATEMENT OF
                        CHANGES IN STOCKHOLDERS' EQUITY

                        SIX MONTHS ENDED JUNE 30, 1998


                                                                   Accumulated
                                                                      Other
                                                                     Compre-
                                      Common           Undivided     hensive      Treasury
                                      Stock  Surplus    Profits      Income        Stock      Total
                                      ------ -------   ---------   -----------    --------   -------
                                                            (In Thousands)
Balance, January 1, 1998              $648    $6,600    $5,767        $189         $(918)    $12,286

Comprehensive income:
 Net income for the period              -        -         431          -             -         -
 Net changes in unrealized
   gain (loss) on available-
   for-sale securities,
   net of tax                           -        -           -         (36)           -         -

Comprehensive income                    -        -           -          -             -          395

Cash dividends, $1.75 per share         -        -        (194)         -             -         (194)
                                      ----    ------    ------        ----         -----     -------
Balance, June 30, 1998                $648    $6,600    $6,004        $153         $(918)    $12,487
                                      ====    ======    ======        ====         =====     =======

        The accompanying notes are an integral part of these statements.

                   FIRST NATIONAL CORPORATION OF WEST POINT

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997






                                                              1998     1997
                                                             ------   ------
                                                             (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                $   431    $  593
 Adjustments to reconcile net income to net cash:
   Depreciation and amortization                               200       219
   Provision for loan losses                                   155       170
   FHLB stock dividend                                          (7)      (10)
   Increase in interest receivable                            (119)      (23)
   (Increase) decrease in other assets                        (143)       31
   Increase (decrease) in interest payable                      (3)       98
   Increase in other liabilities                               120       449
   Securities (gains) losses, net                               (5)       10
                                                           -------    ------
 Net cash provided by operating activities                     629     1,537
                                                           -------    ------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of available-for-sale securities                (10,416)   (3,070)
 Proceeds from sales of available-for-sale securities        1,208       907
 Proceeds from maturities and calls of available-for-
   sale securities                                           3,779       447
 (Increase) decrease in loans                                2,123    (4,471)
 Net additions to premises and equipment                       (61)     (185)
                                                           -------    ------
 Net cash used in investing activities                      (3,367)   (6,372)
                                                           -------    ------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase (decrease) in deposits                               (76)    1,976
 Increase (decrease) in borrowed funds                        (479)    2,362
 Dividends on common stock                                    (199)     (188)
                                                           -------    ------
 Net cash provided by (used in) financing activities          (754)    4,150
                                                           -------    ------
 Net decrease in cash and cash equivalents                  (3,492)     (685)

Cash and cash equivalents at beginning of period             7,729     3,602
                                                           -------    ------
Cash and cash equivalents at end of period                 $ 4,237    $2,917
                                                           =======    ======
Cash paid during the period for:
 Interest                                                  $ 2,123    $1,958
 Income taxes                                                  292       120



        The accompanying notes are an integral part of these statements.

                    FIRST NATIONAL CORPORATION OF WEST POINT

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS




NOTE A - BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. The statements should be read in conjunction with the summary of accounting policies and notes to financial statements included in the Corporation's consolidated financial statements for the year ended December 31, 1997 and 1996. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules of the Securities and Exchange Commission.

NOTE B - ACCOUNTING POLICIES

  Reference is made to the accounting policies of the Corporation described in the notes to consolidated financial statements for the year ended December 31, 1997 and 1996. The Corporation has consistently followed those policies in preparing this report.

NOTE C - PROPOSED MERGER

  In July, 1998, the Corporation executed a merger agreement with NBC Capital Corporation. Consummation of the merger is dependent upon the approval of the shareholders and various regulatory agencies.

                                   REPORT OF

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
First National Corporation of West Point
West Point, Mississippi


We have audited the accompanying consolidated balance sheets of First National Corporation of West Point and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of First National Corporation of West Point and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    /S/ T. E. LOTT & COMPANY
Columbus, Mississippi
January 12, 1998 (Except for Note N
 as to which the date is July 24, 1998)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1997 AND 1996


                                                             1997        1996
                                                           --------    --------
      ASSETS                                                 (In Thousands)
Cash and due from banks                                    $  4,850    $  2,369
Interest-bearing deposits with banks                             79          33
Federal funds sold                                            2,800       1,200
Securities (Note B)                                          23,635      26,024
Loans, net of reserve for loan losses of $964,019

  in 1997 and $747,630 in 1996 (Note C)                      78,425      70,404

Premises and equipment (Note D)                               2,598       2,416
Interest receivable                                           1,210       1,198
Acquisition premium                                           1,295       1,408
Other assets                                                    813         525
                                                           --------    --------
                                                           $115,705    $105,577
                                                           ========    ========


      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                      $  8,815    $  7,693
  Time, $100,000 or more                                     12,512       9,985
  Other interest-bearing                                     75,645      71,347
                                                           --------    --------
    Total deposits                                           96,972      89,025

Interest payable                                                643         569
Borrowed funds (Note E)                                       5,444       4,032
Other liabilities                                               360          89
                                                           --------    --------
  Total liabilities                                         103,419      93,715
                                                           --------    --------
Stockholders' equity (Note J):
  Common stock, $5 par value, 180,000 shares
    authorized, 129,600 issued and outstanding
    in 1997 and 1996                                            648         648

  Surplus                                                     6,600       6,600
  Undivided profits                                           5,767       4,988

  Accumulated other comprehensive income, net of tax            189         119
                                                           --------    --------
                                                             13,204      12,355
  Treasury stock, at cost (Note G)                             (918)       (493)
                                                           --------    --------
    Total stockholders' equity                               12,286      11,862
                                                           --------    --------
                                                           $115,705    $105,577
                                                           ========    ========

       The accompanying notes are an integral part of these statements.

                   FIRST NATIONAL CORPORATION OF WEST POINT

                       CONSOLIDATED STATEMENTS OF INCOME

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                          1997           1996           1995
                                                         ------         ------         ------
                                                       (In Thousands, Except Per Share Amounts)
INTEREST INCOME

Interest and fees on loans                               $7,909         $6,834         $4,945
Interest and dividends on investment securities:

 Taxable interest and dividends                           1,276          1,390          1,939
 Tax-exempt interest                                        461            519            540

Interest on federal funds sold                               35             56            169
Interest on deposits in banks                                27             21              1
                                                         ------         ------         ------
                                                          9,708          8,820          7,594
                                                         ------         ------         ------

INTEREST EXPENSE

Interest on time deposits of $100,000 or more               672            526            404
Interest on other deposits                                3,236          3,013          2,784
Interest on borrowed funds                                  375            245            248
                                                         ------         ------         ------
                                                          4,283          3,784          3,436
                                                         ------         ------         ------
 Net interest income                                      5,425          5,036          4,158
Provision for loan losses (Note C)                          377            363            124
                                                         ------         ------         ------
 Net interest income after provision for

  loan losses                                             5,048          4,673          4,034
                                                         ------         ------         ------

OTHER INCOME
Service charges on deposit accounts                         486            471            396
Other service charges and fees                              114            132            116
Trust Department income                                       4              2              2
Securities gains, net                                         8             62             66
Other                                                         8             19             14
                                                         ------         ------         ------
                                                            620            686            594
                                                         ------         ------         ------
OTHER EXPENSE

Salaries                                                  1,739          1,573          1,425
Employee benefits                                           297            258            249
Net occupancy expense                                       228            199            193
Furniture and equipment expense                             300            248            254
Amortization of acquisition premium                         117            117            117
Advertising and promotion                                   205            185            178
Deposit insurance premiums (Note J)                          19            147            100
Other                                                     1,143            963            884
                                                         ------         ------         ------
                                                          4,048          3,690          3,400
                                                         ------         ------         ------
Income before income taxes                                1,620          1,669          1,228
Income taxes (Note F)                                       453            434            261
                                                         ------         ------         ------
 Net income                                              $1,167         $1,235         $  967
                                                         ======         ======         ======
Net income per share                                     $10.53         $10.83         $ 8.48
                                                         ======         ======         ======

       The accompanying notes are an integral part of these statements.

                   FIRST NATIONAL CORPORATION OF WEST POINT

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                      Accumulated
                                                                         Other
                                                                       Compre-
                                          Common           Undivided   hensive       Treasury
                                           Stock  Surplus   Profits    Income         Stock      Total
                                          ------  -------  ---------  -----------    --------    -----
                                                    (In Thousands, Except Per Share Amounts)
Balance, January 1, 1995                   $648   $6,600    $3,510     $(1,142)       $(494)    $ 9,122

Comprehensive income:

 Net income for 1995                          -        -       967           -            -           -
 Net changes in unrealized gain (loss)
  on available-for-sale securities,
  net of tax                                  -        -         -       1,514            -           -

Comprehensive income                          -        -         -           -            -       2,481

Cash dividends, $3.10 per share               -        -      (354)          -            -        (354)

Purchase of treasury stock                    -        -         -           -           (5)         (5)


Sale of treasury stock                        -        -         -           -            6           6
                                            ----  ------    ------     --------       -----     -------
Balance, December 31, 1995                  648    6,600     4,123         372         (493)     11,250

Comprehensive income:

 Net income for 1996                          -        -     1,235           -            -           -
 Net changes in unrealized gain (loss)
  on available-for-sale securities,
  net of tax                                  -        -         -        (253)           -           -

Comprehensive income                          -        -         -           -            -         982

Cash dividends, $3.25 per share               -        -      (370)          -            -        (370)
                                            ----  ------    ------     --------       -----     -------
Balance, December 31, 1996                  648    6,600     4,988         119         (493)     11,862


Comprehensive income:

 Net income for 1997                          -        -     1,167           -            -           -
 Net changes in unrealized gain (loss)
  on available-for-sale securities,
  net of tax                                  -        -         -          70            -           -

Comprehensive income                          -        -         -           -            -       1,237

Cash dividends, $3.45 per share               -        -      (388)          -            -        (388)

Purchase of treasury stock                    -        -         -           -         (430)       (430)

Sale of treasury stock                        -        -         -           -            5           5
                                            ----  ------    ------     --------       -----     -------
Balance, December 31, 1997                  $648  $6,600    $5,767     $    189       $(918)    $12,286
                                            ====  ======    ======     ========       =====     =======

       The accompanying notes are an integral part of these statements.

                   FIRST NATIONAL CORPORATION OF WEST POINT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                            1997             1996            1995
                                                           ------          --------        --------
                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income                                               $1,167          $  1,235        $    967
  Adjustments to reconcile net income to net cash:

   Depreciation and amortization                              435               380             374
   Deferred income tax benefit                                (66)              (23)             (5)
   Provision for loan losses                                  377               363             124
   FHLB stock dividend                                        (24)              (18)            (17)
   (Increase) decrease in interest receivable                 (12)              101            (228)
   (Increase) decrease in other assets                       (264)              138            (282)
   Increase in interest payable                                54                20             187
   Increase (decrease) in other liabilities                    73               (94)            (46)
   Securities gains, net                                       (8)              (62)            (66)
                                                           ------          --------        --------
  Net cash provided by operating activities                 1,732             2,040           1,008

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available-for-sale securities               (5,419)           (6,348)         (9,809)
  Proceeds from sales of available-for-sale securities      3,401             6,980          16,600
  Proceeds from maturities and calls of available-for-
   sale securities                                          4,543             5,552           5,475
  Purchases of held-to-maturity securities                      -                 -            (677)
  Proceeds of maturities and call of held-to-maturity
   securities                                                   -                 -             796
  Increase in loans                                        (8,398)          (14,301)        (23,231)
  Net additions to premises and equipment                    (498)             (509)           (293)
                                                           ------          --------        --------
  Net cash used in investing activities                    (6,371)           (8,626)        (11,139)

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits                                      7,947             6,885           9,420
  Increase in borrowed funds                                1,432               662             140
  Dividends on common stock                                  (188)             (370)           (354)
  Sale of treasury stock                                        5                 -               6
  Purchase of stock for treasury                             (430)                -              (5)
                                                           ------          --------        --------
  Net cash provided by financing activities                 8,766             7,177           9,207
                                                           ------          --------        --------
  Net increase in cash and cash equivalents                 4,127               591            (924)

Cash and cash equivalents at beginning of year              3,602             3,011           3,935
                                                           ------          --------        --------
Cash and cash equivalents at end of year                   $7,729          $  3,602        $  3,011
                                                           ======          ========        ========
Cash paid during the year for:
  Interest                                                 $4,209          $  3,765        $  3,249
  Income taxes                                                368               452             252

       The accompanying notes are an integral part of these statements.

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF ACCOUNTING POLICIES


 The accounting principles followed by First National Corporation of West Point (Corporation) and its subsidiaries and the methods of applying those principles conform with generally accepted accounting principles and with general practices within the banking industry. The following is a summary of the significant policies:

  1. BASIS OF PRESENTATION

 The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, First National Bank of West Point (FNB), National Bank of the South (NBS) and First National Finance Company. Intercompany accounts and transactions have been eliminated.

  2. BASIS OF ACCOUNTING

 The Corporation and its subsidiaries use the accrual basis of accounting except for Trust Department income which is recorded on the cash basis as received, the amount of which does not differ materially from the accrual basis.

  3. ESTIMATES

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  4. NATURE OF OPERATIONS

 The Corporation is a multi-bank holding company. Its primary assets are its investments in its subsidiary banks and its finance company. FNB and NBS operate under national bank charters and provide full banking services. As national banks, they are subject to the regulation of the Office of the Comptroller of the Currency. FNB provides services primarily to the Clay County, Mississippi area. NBS serves the Tuscaloosa, Alabama area. First National Finance Company is located in West Point, Mississippi.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

  5. SECURITIES

 Investments in securities are classified into three categories and are accounted for as follows:

 Available-for-Sale Securities

 Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in stockholders' equity, net of tax, until realized.

 Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

 Premiums and discounts are recognized in interest income using the interest method.

 Securities to be Held-to-Maturity

 Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method.

 Trading Account Securities

 Trading account securities are those securities which are held for the purpose of selling them at a profit. The Corporation and its subsidiaries do not engage in this type of activity.

  6. LOANS

 Loans are carried at the principal amount outstanding, net of unearned interest. Interest income on installment loans is recognized using a method which approximates the interest method. Interest income on all other loans is recognized based on the principal balance outstanding and the stated rate of the loan.

 The accrual of interest on loans is discontinued when, in the opinion of management, there is indication that the borrower may be unable to meet payments as they become due. Thereafter, no interest is taken into income until received.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

  7. PREMISES AND EQUIPMENT

 Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated. When items of property are sold or otherwise disposed of, the related assets and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to income.

  8. RESERVE FOR LOAN LOSSES

 For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimations of the amount necessary to maintain the reserve at an adequate level, considering losses charged to the reserve, current economic conditions, reviews of individual credits, changes in the size and character of the loan portfolio and other factors warranting consideration. Reserves for any impaired loans are generally determined based on collateral values. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely.

 It should be understood that estimates of credit losses involve an exercise of judgment. While it is possible that in particular periods the Bank may sustain losses that are substantial relative to the reserve for loan losses, it is the judgment of management that the reserve for loan losses reflected in the consolidated balance sheets is adequate to absorb estimated losses that exist in the current loan portfolio.

  9. EMPLOYEE BENEFITS

 FNB and NBS provide a deferred compensation arrangement (401(K) plan) whereby employees contribute a percentage of their compensation. Matching contributions by the banks are in amounts determined at its discretion. The Plan also allows for nonelective contributions in amounts determined by the employer.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

 10. INCOME TAXES

 Amounts provided for income tax expense are based on income reported for consolidated financial statement purposes rather than amounts currently payable under tax laws. Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in Financial Accounting Standards Board
 (FASB) Statement No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes.

 The Corporation files consolidated income tax returns. The subsidiaries provide for income taxes on a separate return basis and remit to the Corporation amounts determined to be payable.

 11. OTHER REAL ESTATE

 Other real estate consists of properties acquired through foreclosure and is recorded at the lower of cost or current appraisal less any estimated costs to sell. Any write-down from the cost to fair value required at the time of foreclosure is charged to the reserve for loan losses. Subsequent gains or losses on other real estate are reported in other operating income or expense.

 12. ACQUISITION PREMIUM

 The acquisition premium is associated with the purchase of assets and liabilities in the formation of NBS. The premium is being amortized to expense over fifteen years using the straight-line method.

 13. CASH FLOWS

 For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for a one-day period.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF ACCOUNTING POLICIES  (Continued)

 14. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

 In the ordinary course of business FNB and NBS enter into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

 15. PER SHARE DATA

 The computation of per share data is based on 110,781, 114,052, and 114,052
 shares outstanding at December 31, 1997, 1996 and 1995, respectively.   In
 February, 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, "Earnings Per Share" which is effective for years ending after December 15, 1997. Under Statement No. 128, two earnings per share (EPS) amounts are to be considered and presented, if applicable. Basic EPS is calculated based on income available to common shareholders by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes any additional dilution from potential common stock outstanding, such as exercise of stock options. The Corporation has no arrangements resulting in potential common stock outstanding. Therefore, diluted EPS is not presented.

 16. ACCOUNTING PRONOUNCEMENTS

 In June, 1997, the FASB issued Statement No. 130, REPORTING COMPREHENSIVE INCOME which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. This statement does not change or modify the reporting or display in the income statement. Statement No. 130 is effective for interim and annual periods beginning after December 31, 1997. Comparative financial statements provided for earlier periods are required to be classified to reflect the application of this statement. The implementation of this statement in the accompanying consolidated financial statements had no material impact on the consolidated financial statements.

NOTE B - SECURITIES

 Securities at December 31, 1997 and 1996, consisted of available-for-sale securities with a carrying amount of $23,634,975 and $26,023,548, respectively.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SECURITIES  (Continued)

 The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities available-for-sale and securities to be held-to-maturity at December 31, 1997 and 1996, are as follows:

                                                     (In Thousands)
                                                   December 31, 1997
                                     ------------------------------------------------
                                                     Gross        Gross     Estimated
                                     Amortized    Unrealized   Unrealized     Fair
                                        Cost         Gains       Losses       Value
                                     ---------    ----------   ----------   ---------
Available-for-sale securities:
 U. S. Treasury securities             $   999      $  -         $ 6         $   993
 Obligations of other U. S.
  Government agencies                   13,529        62          67          13,524
 Obligations of states and
  municipal subdivisions                 7,442       296           1           7,737
 Mortgage-backed securities                465         1           -             466
 Equity securities                         915         -           -             915
                                       -------      ----         ---         -------
                                       $23,350      $359         $74         $23,635
                                       =======      ====         ===         =======
  Held-to-maturity securities          $     -      $  -         $ -         $     -
                                       =======      ====         ===         =======

                                                     (In Thousands)
                                                   December 31, 1996
                                     ------------------------------------------------
                                                     Gross        Gross     Estimated
                                     Amortized    Unrealized   Unrealized     Fair
                                        Cost         Gains       Losses       Value
                                     ---------    ----------   ----------   ---------
Available-for-sale securities:

 U. S. Treasury securities             $   998      $  -         $ 13        $   985
 Obligations of other U. S.
  Government agencies                   15,521        41          158         15,404
 Obligations of states and
  municipal subdivisions                 8,553       356           47          8,862
 Mortgage-backed securities                 13         2            -             15
 Equity securities                         758         -            -            758
                                       =======      ====         ====        =======
                                       $25,843      $399         $218        $26,024
                                       =======      ====         ====        =======
  Held-to-maturity securities          $     -      $  -         $  -        $     -
                                       =======      ====         ====        =======

                                 (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SECURITIES (Continued)

  The amortized cost and estimated market value of investment securities at December 31, 1997, by contractual maturity, are as follows:

                                                (In Thousands)
                                                          Estimated
                                           Amortized         Fair
                                              Cost          Value
                                           ---------      ---------
Due in one year or less                     $12,595        $12,556
Due after one year through five years         7,128          7,359
Due after five years through ten years        2,147          2,221
Due after ten years                             100            118
Mortgage-backed securities and other
 installment obligations                      1,380          1,381
                                            -------        -------
                                            $23,350        $23,635
                                            =======        =======

  Gross gains of $17,217, $68,345, and $80,449, and gross losses of $9,563, $5,896, and $14,419 were realized on available-for-sale securities in 1997, 1996, and 1995, respectively.

  Securities included no investments in any one issuer the aggregate-adjusted cost of which exceeded 10% of the consolidated stockholders' equity.

  Investment securities with a carrying value of $7,095,828 and $10,201,641 at December 31, 1997 and 1996, respectively, were pledged for various purposes as required by law.

NOTE C - LOANS

  Major classifications of loans are as follows:

                                                      (In Thousands)
                                                       December 31,
                                                    ------------------
                                                      1997       1996
                                                    -------    -------
Real estate loans                                   $47,044    $40,919
Loans to finance agricultural production and

 to farmers                                           2,952      2,504

Commercial and industrial loans                       9,870      7,210
Loans to individuals for personal expenditures       18,784     19,507
All other loans                                         952      1,231
                                                    -------    -------
                                                     79,602     71,371
Unearned interest                                      (213)      (219)
Reserve for loan losses                                (964)      (748)
                                                    -------    -------
                                                    $78,425    $70,404
                                                    =======    =======

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - LOANS  (Continued)

  Transactions in the reserve for loan losses were as follows:

                                           (In Thousands)
                                            Years Ended
                                            December 31,
                                      ------------------------
                                       1997     1996      1995
                                      ------    -----    -----
Balance, beginning of year            $  748    $ 697    $ 656
Additions:

 Provision charged to operations         377      363      124
 Recoveries                              228      101       35
                                      ------    -----    -----
                                       1,353    1,161      815
Deductions:
 Loans charged off                      (389)    (413)    (118)
                                      ------    -----    -----
Balance, end of year                  $  964    $ 748    $ 697
                                      ======    =====    =====

  Loans on which the accrual of interest has been discontinued and, therefore, considered to be impaired amounted to $930,277 at December 31, 1997, and $123,543 at December 31, 1996, for which reserves of $121,200 and $14,320, respectively, were recorded. The average balance outstanding of impaired loans for the year 1997 was approximately $561,000. For 1996, the average balance outstanding of impaired loans was not considered significant. Interest recognized on impaired loans was not significant.

NOTE D - PREMISES AND EQUIPMENT

  Major classifications are summarized as follows:

                                                           (In Thousands)
                                                            December 31,
                                       Estimated Useful   ----------------
                                        Lives in Years     1997      1996
                                       ----------------   ------    ------
    Land                                      -           $  445    $  445
    Construction                              -               24         -
    Buildings                               8 - 40         2,146     1,903
    Equipment                               3 - 15         2,383     2,165
                                                          ------    ------
                                                           4,998     4,513
    Less accumulated depreciation                          2,400     2,097
                                                          ------    ------
                                                          $2,598    $2,416
                                                          ======    ======

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - BORROWED FUNDS

  Borrowed funds at December 31, 1997 and 1996, are summarized as follows:

                                                         (In Thousands)
                                                        1997       1996
                                                       ------     ------
    Advances due to Federal Home Loan Bank             $4,294     $1,532

    7.042% note payable to a correspondent bank,
    due June 30, 2000                                     150        350

    8.00% note payable to a correspondent bank,
    due June 30, 2005                                   1,000      1,000

    Federal funds purchased                                -       1,150
                                                       ------     ------
                                                       $5,444     $4,032
                                                       ======     ======

  The advances due to the Federal Home Loan Bank are collateralized by single family first mortgage loans, Federal Home Loan Bank stock and amounts on deposit with the Federal Home Loan Bank. At December 31, 1997, interest rates on these advances ranged from 5.62% to 6.634%.

  The notes payable to a correspondent bank are collateralized by First National Bank of West Point common stock.

  Federal funds purchased generally mature within one to four days from the transaction date.

  Annual principal payment requirements at December 31, 1997, are as follows (in thousands):

                 Year                    Amount
              ----------                 ------
                 1998                    $  321
                 1999                     1,878
                 2000                       356
                 2001                       544
                 2002                       264
              Thereafter                  2,081
                                         ------
                                         $5,444
                                         ======

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - INCOME TAXES

  The consolidated provision for income taxes, including the tax effects of securities transactions (1997 - $2,602, 1996 - $21,233, and 1995 - $22,450) is
  as follows:

                                                           (In Thousands)
                                                            Years Ended
                                                            December 31,
                                                     ------------------------
                                                     1997      1996      1995
                                                     ----      ----      ----
    Current income tax expense                       $519      $456      $266
    Deferred tax benefit                              (66)      (22)       (5)
                                                     ----      ----      ----
                                                     $453      $434      $261
                                                     ====      ====      ====

  The current tax expense represents the income taxes as shown on the Corporation's consolidated tax return. The deferred tax benefit arises because of depreciation, discount accretion on securities, loan loss provision, and other temporary differences between the financial statements and tax accounting.

  The reasons for the difference between the federal statutory rate of 34% and the effective tax rates are as follows:

                                          ($ In Thousands)
                                       Years Ended December 31,
                         ------------------------------------------------------
                                 1997              1996              1995
                         ------------------   ---------------   ---------------
                                      % of              % of               % of
                                     Pretax            Pretax            Pretax
                         Amount      Income   Amount   Income   Amount   Income
                         ------      ------   ------   ------   ------   ------
   Tax at statutory
    rates                $ 551         34%    $ 567     34%      $ 418     34%
   Change in rates
    resulting from:
     Tax-exempt
       interest           (156)       (10%)    (175)   (11%)      (184)   (14%)
     Non-deductible
      expenses              27          2%       26      1%         22      1%
     Other, net             31          2%       16      1%          5      -
                         -----        ---     -----     --        ----    ---
                         $ 453         28%    $ 434     25%       $261     21%
                         =====        ===     =====     ==        ====    ===

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - INCOME TAXES  (Continued)

  The components of the net deferred tax asset included in the consolidated financial statements at December 31, 1997 and 1996, are as follows:

                                                       (In Thousands)
                                                        1997    1996
                                                        -----   ----
ASSETS:

  Reserve for loan losses                               $ 274   $193
  Other                                                     8     14
                                                        -----   ----
  Total deferred tax assets                               282    207
                                                        -----   ----


LIABILITIES:

  Premises and equipment                                   52     55
  Investment securities                                    37     26
  Unrealized gain on available-for-sale securities         97     61
                                                        -----   ----
  Total deferred tax liabilities                          186    142
                                                        -----   ----
 Net deferred tax asset                                 $  96   $ 65
                                                        =====   ====

NOTE G - TREASURY STOCK

  Treasury stock is carried at its cost. At December 31, 1997 and 1996, 18,819 and 15,548 shares, respectively, were held in treasury. During the year 1997, 3,311 shares were reacquired as treasury stock at an average per share cost of $130, and 40 shares were sold at an average per share price of $130.

NOTE H - RELATED PARTY TRANSACTIONS

  In the normal course of business, loans are made to directors and officers and to companies in which they have significant ownership interest. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions. Such loans amounted to approximately $2,636,000 at December 31, 1997, and $1,526,000 at December 31, 1996. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory and lending limitations.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - RELATED PARTY TRANSACTIONS  (Continued)

  For the year ended December 31, 1997, an analysis of activity with respect to these related party loans is as follows:


                                                                     (In
                                                                  Thousands)
      Balance at beginning of year                                 $1,526
      New loans made                                                1,418
      Repayments                                                     (308)
                                                                   ------
                                                                   $2,636
                                                                   ======

NOTE I - COMMITMENTS AND CONTINGENT LIABILITIES

  In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties and commitments to extend credit, which are not reflected in the accompanying financial statements. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of the instrument. The banks utilize the same credit policies in making commitments and conditional obligations as they do for other lending activities.

  FNB has entered into a ground lease for a term of 10 years relating to a branch facility. The agreement contains an option to renew for two successive 5 year periods. Beginning March, 1997, monthly payments of $2,669 are included in net occupancy expense in the consolidated statement of income.

  The amount of outstanding letters of credit issued was $88,500 at December 31, 1997, and $8,000 at December 31, 1996, and loan commitments approximated $6,527,000 at December 31, 1997, and $7,018,000 at December 31, 1996.

NOTE J - REGULATORY MATTERS

  Dividends paid by the Corporation are provided from dividends received from its bank subsidiaries. Under regulations controlling national banks, the payment of dividends by banks without prior approval from the Comptroller of the Currency is limited to the current year's net profits (as defined by the Comptroller of the Currency) and retained net profits of the two preceding years. Also under regulations controlling national banks, the bank subsidiaries are limited to the amount they may lend the Corporation. Any such loans are required to be on a fully secured basis.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - REGULATORY MATTERS  (Continued)

  The Corporation and its subsidiary banks are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements.
  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

  To ensure capital adequacy, quantitative measures have been established by regulators and these require the Corporation and its bank subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to adjusted total assets (leverage). Management believes, as of December 31, 1997, that the Corporation and its subsidiary banks exceed all capital adequacy requirements.


  At December 31, 1997, FNB and NBS were categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has total risk-based capital of 10% or more, has a Tier I risk-based ratio of 6% or more, and has a Tier I leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

  The actual capital amounts and ratios at December 31, 1997 and 1996, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure:

                                                 ($ In Thousands)

                                                        Subsidiary Banks
                                Corporation     --------------------------------
                              (Consolidated)          FNB               NBS
                             ---------------    --------------------------------
                             Amount    Ratio    Amount   Ratio    Amount   Ratio
                             ------    -----    ------   -----    ------   -----
    DECEMBER 31, 1997
      Total risk-based       $12,679    16.5%   $8,453    16.3%   $3,115    12.7%
      Tier I risk-based       11,721    15.3%    7,806    15.1%    2,851    11.6%
      Tier I leverage         11,721    10.6%    7,806     9.9%    2,851     8.0%

    DECEMBER 31, 1996
      Total risk-based       $11,575    16.8%   $8,112    17.7%   $2,918    13.2%
      Tier I risk-based       10,828    15.7%    7,580    16.6%    2,736    12.4%
      Tier I leverage         10,828    10.7%    7,580    10.7%    2,736     8.3%

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - REGULATORY MATTERS  (Continued)

  The minimum amounts of capital and ratios as established by banking regulators at December 31, 1997 and 1996, were as follows:

                                                 ($ In Thousands)

                                                                Subsidiary Banks
                                      Corporation       --------------------------------
                                     (Consolidated)           FNB               NBS
                                    ----------------    --------------------------------
                                    Amount     Ratio    Amount   Ratio    Amount   Ratio
                                    ------     -----    ------   -----    ------   -----
    DECEMBER 31, 1997
      Total risk-based              $6,133      8.0%    $4,142    8.0%    $1,966    8.0%
      Tier I risk-based              3,066      4.0%     2,071    4.0%       983    4.0%
      Tier I leverage                3,304      3.0%     2,356    3.0%     1,067    3.0%

    DECEMBER 31, 1996
      Total risk-based              $5,508      8.0%    $3,664    8.0%    $1,770    8.0%
      Tier I risk-based              2,754      4.0%     1,832    4.0%       885    4.0%
      Tier I leverage                3,024      3.0%     2,121    3.0%       987    3.0%

  In May, 1994, NBS was organized for the purpose of acquiring certain assets and assuming the deposits of a failed savings institution. These deposits were, and currently are, insured by the Savings Association Insurance Fund
  (SAIF) of the FDIC. The remaining deposits are insured by the Bank Insurance Fund (BIF) of the FDIC. In September, 1996, banking legislation was enacted requiring that all institutions with SAIF deposits pay a one-time special assessment. For NBS, this assessment was $96,034 and is included in deposit insurance premiums in the consolidated statement of income for the year ended December 31, 1996.

NOTE K - CONCENTRATIONS OF CREDIT

  Most loans, commitments, and letters of credit of FNB and NBS have been granted to customers in their market area. Generally, such customers are also depositors. Investments in state and municipal securities also involve governmental entities within the banks' market areas. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with FASB Statement No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND CASH EQUIVALENTS - For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

  INVESTMENT SECURITIES - For securities held as investments, fair value equals market price, if available. If a quoted market pace is not available, fair value is estimated using quoted market prices for similar securities.

  LOAN RECEIVABLES - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  BORROWED FUNDS - Borrowed funds consist of obligations with floating rates. As a result, the carrying amount of these obligations approximate market value.

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS  (Continued)

  OFF-BALANCE SHEET INSTRUMENTS

  Generally, commitments to extend credit and letters of credit are for a term of thirty days to ninety days. Management is of the opinion the estimated fair value is not significantly different than the contractual or notational amounts.

                                                 December 31, 1997      December 31, 1996
                                                --------------------   -------------------
                                                Carrying      Fair     Carrying      Fair
                                                 Amount      Value      Amount      Value
                                                --------    --------   --------    -------
Financial assets:
 Cash and cash equivalents                      $  7,729    $  7,729    $  3,602    $ 3,602
 Investment securities, available for sale        23,635      23,635      26,024     26,024
 Loans                                            79,389      79,190      71,152     70,430
 Less allowance for credit losses                   (964)       (964)       (748)      (748)
                                                --------    --------    --------    -------
                                                $109,789    $109,590    $100,030    $99,308
                                                ========    ========    ========    =======
Financial liabilities:
 Deposits                                       $ 96,972    $ 97,610    $ 89,025    $89,010
 Borrowed funds                                    5,444       5,444       4,032      4,032
                                                --------    --------    --------    -------
                                                $102,416    $103,054    $ 93,057    $93,042
                                                ========    ========    ========    =======
Off-balance sheet instruments                   $  6,616    $  6,616    $  7,026    $ 7,026
                                                ========    ========    ========    =======

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - CONDENSED PARENT COMPANY STATEMENTS

  Presented below are the balance sheets at December 31, 1997 and 1996, and statements of income and cash flows for the years ended December 31, 1997, 1996, and 1995, for First National Corporation of West Point (parent only).

                                BALANCE SHEETS

                                           (In Thousands)
                                            1997      1996
                                          -------   -------
ASSETS
 Cash                                     $   427   $   221
 Investment in subsidiaries                12,850    12,651
 Premises and equipment                       275       277
 Other assets                                  83        63
                                          -------   -------
                                          $13,635   $13,212
                                          =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY

 Borrowed funds                           $ 1,150   $ 1,350
 Dividend payable                             199         -
 Stockholders' equity                      12,286    11,862
                                          -------   -------
                                          $13,635   $13,212
                                          =======   =======

                             STATEMENTS OF INCOME


                                          (In Thousands)
                                      1997     1996     1995
                                     ------   ------   ------
INCOME

 Dividends from FNB                  $  950   $1,182   $1,198
 Dividends from Finance Company         200        -       90
 Interest                                 5        4        3
 Other                                   17       18       13
                                     ------   ------   ------
 Total income                         1,172    1,204    1,304

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - CONDENSED PARENT COMPANY STATEMENTS


                              STATEMENTS OF INCOME
                                  (Continued)

                                                              (In Thousands)
                                                          1997     1996      1995
                                                         ------   ------    ------
EXPENSES
 Interest                                                $  118   $  101    $  167
 Other                                                       23       11         7
                                                         ------   ------    ------
 Total expenses                                             141      112       174
                                                         ------   ------    ------
 Income before income taxes and undistributed
   income of subsidiaries                                 1,031    1,092     1,130

 Income tax benefit                                         (37)     (34)      (53)
                                                         ------   ------    ------
 Income before undistributed income of
   subsidiaries                                           1,068    1,126     1,183


 Dividends in excess of subsidiary earnings                 -        -        (216)


 Equity in net undistributed income of subsidiaries          99      109        -
                                                         ------   ------    ------
 Net income                                              $1,167   $1,235    $  967
                                                         ======   ======    ======

                                      STATEMENTS OF CASH FLOWS

                                                           (In Thousands)
                                                      1997      1996      1995
                                                     ------    ------     ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                          $1,167    $1,235      967
 Depreciation and amortization                           12         7        5
 Equity in undistributed income of subsidiaries         (99)     (109)     216
 Other, net                                             (23)       (3)     (42)
                                                     ------    ------    -----
 Net cash provided by operating activities            1,057     1,130    1,146

                                  (Continued)

                   FIRST NATIONAL CORPORATION OF WEST POINT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - CONDENSED PARENT COMPANY STATEMENTS  (Continued)

                            STATEMENTS OF CASH FLOWS
                                  (Continued)

                                                           (In Thousands)
                                                        1997     1996     1995
                                                       -----    -----    -----
  CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in subsidiaries                         $ (30)   $(500)   $(250)
    Addition to premises and equipment                    (8)     (34)       -
                                                       -----    -----    -----
    Net cash used in investing activities                (38)    (534)    (250)

  CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends paid                                      (188)    (370)    (354)
    Decrease in borrowed funds                          (200)    (450)    (300)
    Sale of treasury stock                                 5       -         6
    Purchase of stock for treasury                      (430)      -        (5)
                                                       -----    -----    -----
    Net cash used in financing activities               (813)    (820)    (653)
                                                       -----    -----    -----
  Net increase (decrease) in cash and cash equivalents   206     (224)     243
  Cash and cash equivalents at beginning of year         221      445      202
                                                       -----    -----    -----
  Cash and cash equivalents at end of year             $ 427    $ 221    $ 445
                                                       =====    =====    =====

NOTE N - SUBSEQUENT EVENT

  On July 24, 1998, the Corporation entered into an agreement with NBC Capital Corporation under which the Corporation would be merged into NBC Capital Corporation and shareholders of the Corporation would receive common stock of NBC Capital Corporation in exchange for Corporation common stock. The agreement is subject to regulatory approval and the approval of the Corporation's shareholders.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF FNC



The following discussion provides certain information concerning the consolidated financial condition and results of operations of FNC and its subsidiaries, First National Bank of West Point, National Bank of the South and First National Finance Company for the years ended December 31, 1997 and 1996, and for the six month period ending June 30, 1998, compared to the six month period ending June 30, 1997. Results for the six month period ended June 30, 1998, may not be indicative of the results for the entire year ending December 31, 1998. Management's discussion and analysis should be read in connection with the consolidated financial statements and accompanying notes of FNC presented elsewhere in this Proxy Statement - Prospectus.

RESULTS OF OPERATIONS

GENERAL

FNC and its banking subsidiaries conduct a general commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. First National Finance Company conducts a business that consists of making small consumer loans to the general public.

The earnings of FNC depend primarily on FNC's net interest income (i.e., the difference between the income earned on FNC's loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest earning assets and its interest bearing liabilities to changes in market interest rates.

FNC's income is also affected by fees it receives for its banking services, by its provisions for loan losses and by the level of its operating expenses. All aspects of FNC's operations are affected by general market, economic and competitive conditions.

FNC reported net income of $431,000 for the six-month period ended June 30, 1998, a decrease of $162,000 from a net income of $593,000 for the six-month period ended June 30, 1997. Pre-tax income was $583,000 for the six months ended June 30, 1998, a $205,000 decrease from the $788,000 income for the six months ended June 30, 1997.

FNC reported net income of $1,167,000 for the year ended December 31, 1997, a decrease of $68,000 from net income of $1,235,000 for the year ended December 31, 1996. Pretax income was $1,620,000 for the year ended December 31, 1997, a $49,000 decrease from the $1,669,000 earned during the year ended December 31, 1996. Changes occurring in the major components of FNC's income statement for such periods are discussed below.

NET INTEREST INCOME

Net interest income is the primary source of income for FNC and represents the amount by which interest generated by earning assets exceeds the cost of funds, primarily interest paid to FNC's depositors on interest bearing accounts.

Net interest income was $2,659,000 for the six months ended June 30, 1998, a 1.8% increase from net interest income of $2,612,000 for the six months ended June 30, 1997. The increase in net interest income is primarily due to the increase in interest on loans of $130,000 offset by a decrease in interest and dividends on securities of $89,000. Average rates earned on interest bearing assets decreased to 9.0% as of June 30, 1998, from 9.6% as of June 30, 1997. Average loans, net of unearned discount, of $77,566,000 for the six months ended June 30, 1998, increased 12.3% over average loans of $69,077,000 for the same period in 1997. Average interest bearing deposits for the six months ended June 30, 1998, were $87,439,000, an increase of 3.2% over average interest bearing deposits of $84,746,000 for the same period in 1997.

Net interest income was $5,425,000 for the year ended December 31, 1997, a 7.7% increase from net interest income of $5,036,000 for the year ended December 31, 1996. The increase in net interest income resulted from the increase in average loans outstanding as well as a decrease in interest costs on NOW accounts partially offset by the decrease in the volume of Federal funds sold and securities. The average rate earned on interest bearing assets was 9.3% as of December 31, 1997, and December 31, 1996. Average loans, net of unearned discount, of $76,834,000 for the year ended December 31, 1997, increased 18.6% from average loans of $64,786,000 for the same period in 1996. Average interest bearing deposits for the year ended December 31, 1997, were $85,513,000, an increase of 10.8% over average deposits of $77,165,000 for the same period in 1996.

The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest earning assets and interest bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average balance in the account for the period, and the average yields on all interest bearing liabilities are also summarized.

                                                               Six Months Ended June 30,
                                                                (Dollars in Thousands)
                                                          1998                             1997
                                             ----------------------------     ----------------------------
                                             Average    Interest   Yield/     Average    Interest   Yield/
                                             Balance    Inc./Exp    Rate      Balance    Inc./Exp    Rate
                                               (2)                  (3)         (2)                  (3)
                                            --------     -------   ------     -------    --------   ------
Interest earning assets:
 Loans (1)                                  $ 77,566      $3,883     10.0%   $ 69,077      $3,753     10.9%
 Securities - held to maturity                     -           -        -           -           -        -
 Securities - available for sale              24,715         801      6.5%     27,696         890      6.4%
 Deposits in other banks                          76           2      5.3%          -           -        -
 Federal funds sold                            3,389          93      5.5%        880          25      5.7%
                                           ---------      -------              ------    --------
Total interest earning assets/interest
   income/average yield                      105,746       4,779      9.0%     97,653       4,668      9.6%
                                                          ------                         --------
Noninterest earning assets                     9,850                           10,295
                                            --------                         --------
                                            $115,596                         $107,948
                                            ========                         ========



                                 ( Continued )

NET INTEREST INCOME  (Continued)
                                                             Six Months Ended June 30,
                                                              (Dollars in Thousands)
                                                        1998                             1997
                                           -----------------------------   ---------------------------

                                           Average    Interest   Yield/     Average    Interest   Yield/
                                           Balance    Inc./Exp    Rate      Balance    Inc./Exp    Rate
                                             (2)                   (3)         (2)                  (3)
                                          --------    --------   ------     -------    --------   ------
Interest bearing liabilities:
 NOW, money market and savings            $ 34,944      $  497      2.8%   $ 33,765      $  530      3.1%
 Certificates of deposit                    45,670       1,272      5.6%     44,215       1,201      5.4%
 Individual retirement accounts              6,825         199      5.8%      6,766         193      5.7%
 Federal funds purchased                       148           4      5.4%        338          10      5.6%
 Borrowed funds                              5,047         148      5.9%      4,473         122      5.5%
                                          --------      ------             --------       -----


Total interest bearing liabilities/
    interest expense/rate                   92,634       2,120      4.6%     89,557       2,056      4.6%
                                                        ------                            -----
Noninterest bearing liabilities             10,570                            6,353
Stockholders' equity                        12,392                           12,038
                                          --------                         --------
                                          $115,596                         $107,948
                                          ========                         ========


Net interest income                                     $2,659                           $2,612
                                                        ======                           ======
Net yield on interest earning assets                                5.0%                             5.3%
a

(1)  Includes nonaccrual loans.
(2) Average balances are based on the average balance outstanding throughout the six months ended June 30, 1998 and 1997.
(3)  Annualized.



                                                                   Year Ended December 31,
                                                                    (Dollars in Thousands)
                                                               1997                             1996
                                               ------------------------------   ------------------------------
                                                Average      Interest   Yield/    Average     Interest    Yield/
                                                Balance     Inc./Exp     Rate     Balance    Inc./Exp      Rate
                                                   (2)                              (2)
                                                -------      ------     ------    -------    ---------    ------
Interest earning assets:
 Loans (1)                                     $ 76,834      $7,909     10.3%   $ 64,786      $6,834      10.5%
 Securities - held to maturity                        -           -        -           -           -         -
 Securities - available for sale                 26,627       1,737      6.5%     29,107       1,909       6.6%
 Deposits in other banks                            479          27      5.6%        408          21       5.1%
 Federal funds sold                                 596          35      5.9%      1,037          56       5.4%
                                                -------      ------             --------       -----
Total interest earning assets/interest
 income/average yield                           104,536       9,708      9.3%     95,338       8,820       9.3%
                                                             ------                            -----
Noninterest earnings assets                       7,716                            7,048
                                               --------                         --------
                                               $112,252                         $102,386
                                               ========                         ========
Interest bearing liabilities:
 NOW, money market and savings                 $ 33,840       1,089      3.2%   $ 30,469       1,022       3.4%
 Certificates of deposit                         44,896       2,424      5.4%     40,360       2,156       5.3%
 Individual retirement accounts                   6,777         395      5.8%      6,336         361       5.7%
 Federal funds purchased                            442          25      5.7%        846          47       5.6%
 Borrowed funds                                   5,373         350      6.5%      3,113         198       6.4%
                                               ---------      -----              -------       -----
Total interest bearing liabilities/
 interest expense/ rate                          91,328       4,283      4.7%     81,124       3,784       4.7%
                                                              -----                            -----
Noninterest bearing liabilities                   8,844                            9,701
Stockholders' equity                             12,080                           11,561
                                               --------                          -------
                                               $112,252                         $102,386
                                               ========                         ========
Net interest income                                          $5,425                           $5,036
                                                             ======                           ======
Net yield on interest earning assets                                     5.2%                              5.3%

(1)  Includes nonaccrual loans.
(2) Average balances are based on the average balances outstanding throughout years ended December 31, 1997 and 1996.

                                 ( Continued )

Changes in interest income and interest expense can result from variances in both volume and rate. FNC has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

The following tables set forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.

                                                                       (Dollars in Thousands)
                                                 Six Months Ended June 30, 1998        Year Ended December 31, 1997
                                                         Compared with                        Compared with
                                                 Six Months Ended June 30, 1997        Year Ended December 31, 1996
                                                 ------------------------------        ----------------------------
                                                         Attributed to                        Attributed to
                                                 -----------------------------         ----------------------------
                                               Volume         Rate       Total         Volume       Rate       Total
                                               -------      --------    -------        ------      ------     ------
Interest earning assets:
 Loans                                          $ 397         $(267)   $  130          $1,267        $(192)   $1,075
 Securities - held to maturity                      -             -         -               -            -         -
 Securities - available for sale                 (104)           15       (89)           (146)         (26)     (172)
 Deposits in other banks                            2             -         2               4            2         6
 Federal funds sold                                69            (1)       68             (27)           6       (21)
                                                -----         ------   ------          ------        -----    ------
  Increase (decrease) in interest income          364          (253)      111           1,098         (210)      888
                                                -----         ------   ------          ------        -----    ------
Interest bearing liabilities:
 NOW, money market and savings                    104          (137)      (33)            113          (46)       67
 Certificates of deposit                           33            38        71             230           37       267
 Individual retirement accounts                     2             4         6              27            7        34
 Federal funds purchased                           (5)           (1)       (6)            (23)           1       (22)
 Note payable                                      17             9        26             147            6       153
                                                -----         ------   ------          ------        -----    ------
  Increase (decrease) in interest expense         151           (87)       64             494            5       499
                                                -----         ------   ------          ------        -----    ------
Net interest income                             $ 213         $(166)   $   47          $  604        $(215)   $  389
                                                =====         =====    ======          =======       =====    ======

                                                      (Dollars in Thousands)
                                                  Year Ended December 31, 1996
                                                         Compared with
                                                  Year Ended December 31, 1995
                                               ---------------------------------
                                                         Attributed to
                                               ---------------------------------
                                               Volume        Rate         Total
                                               ------      -------        ------
Interest earning assets:
 Loans                                         $2,014       $(125)        $1,889
 Securities - held to maturity                      -           -              -
 Securities - available for sale                 (570)          -           (570)
 Deposits in other banks                           17           3             20
 Federal funds sold                               (88)        (25)          (113)
                                               ------      -------        ------
  Increase (decrease) in interest income        1,373        (147)         1,226
                                               ------      -------        ------
Interest bearing liabilities:
 NOW, money market and savings                    (74)        202            128
 Certificates of deposit                         (177)        381            204
 Individual retirement accounts                     3          17             20
 Federal funds purchased                           45          -              45
 Note payable                                     (13)        (36)           (49)
                                               ------      -------        ------
  Increase (decrease) in interest expense        (216)        564            348
                                               ------      -------        ------
Net interest income                            $1,589       $(711)        $  878
                                               ======      =======        ======

PROVISION FOR LOAN LOSSES

FNC's allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses.

FNC recorded a $155,000 provision for loan losses for the six months ended June 30, 1998, and a $170,000 provision for loan losses for the six months ended June 30, 1997. The allowance for loan losses expressed as a percentage of outstanding loans was 1.2% and 1.1% as of June 30, 1998, and June 30, 1997, respectively.

For the year ended December 31, 1997 and 1996, FNC recorded a provision for loan losses of $377,000 and $363,000, respectively. The allowances for loan losses as of December 31, 1997 and 1996, were $964,000 and $748,000, respectively. The allowance for loan losses expressed as a percentage of outstanding loans was 1.2% and 1.1% as of December 31, 1997 and 1996, respectively.

Nonaccrual loans were $445,000 and $930,000 for the six-month period ending June 30, 1998, and the year ending December 31, 1997, respectively.


NONINTEREST INCOME

Noninterest income, which includes all service charges, and fees and gains and losses from securities sold, decreased 15.5% from $313,000 for the six months ended June 30, 1997, to $271,000 for the six months ending June 30, 1998. The $42,000 decrease was primarily due to a decrease in service charges on deposit accounts.

Noninterest income decreased 9.6% to $620,000 for the year ended December 31, 1997, from $686,000 for the year ended December 31, 1996. The $66,000 decrease was due primarily to net gains related to securities in 1997 of $8,000 compared to net gains related to securities in 1996 of $62,000.


NONINTEREST EXPENSE

Noninterest expense includes expenses which FNC incurs in the course of operations such as employee compensation and benefits, occupancy expense and general operating expenses. These expenses increased 11.4% from $1,967,000 for the six months ended June 30, 1997, to $2,192,000 for the six months ended June 30, 1998. The increase was mainly attributable to an increase in salaries and employee benefits of $158,000, due to an increase in the number of employees of National Bank of the South.

Noninterest expense increased 9.7% to $4,048,000 for the year ended December 31, 1997, from $3,690,000 for the year ended December 31, 1996. The increase was mainly attributable to an increase in salaries and employee benefits which increased approximately $205,000 from the year ended December 31, 1996, to the same period in 1997.

FEDERAL INCOME TAXES

FNC's provision for income taxes was $152,000 and $195,000 for the six-month
periods ended June 30, 1998 and 1997, respectively.   These provisions reflected
effective tax rates of 26% and 25%, respectively.

FNC's provision for income taxes was $453,000 and $434,000 for the years ended December 31, 1997 and 1996, respectively. These provisions reflected effective tax rates of 28% and 25%, respectively.


CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

CAPITAL RESOURCES

The Office of the Comptroller of the Currency (the "OCC") has adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the banks it regulates. The principal objectives of the risk-based measures are to: (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions; (ii) factor off-balance sheet exposures into the assessment of capital adequacy; (iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk weighted assets (the denominator).

The risk-based capital ratio focuses principally on broad categories of credit risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding and market risks, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

First National Bank of West Point and National Bank of the South are national banks and, as such, qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

Assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk weighted assets.


                                 ( Continued )

Risk weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

National banks are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk weighted assets of 8%. In general, 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding the calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institution's capital base up to a maximum of 100% of the financial institution's Tier 1 capital.


In addition, the OCC has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The OCC requires its regulated national banks to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite rating of 1 on a scale of 1 to 5). Banks that the OCC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.


The Federal Reserve which regulates holding companies has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. Bank holding companies must maintain a minimum leverage ratio of 3%, although companies with greater risk profiles may be required to maintain additional Core Capital of at least 100 to 200 basis points above the 3% minimum.

The following tables summarize the capital ratios of FNC and its subsidiary banks for the periods indicated. For all periods FNC and its subsidiary banks are considered to be well-capitalized.


                                      (Dollars in Thousands)
                                                        Subsidiary Banks
                                             -------------------------------------
                               FNC                                  National Bank
                          (Consolidated)     FNB of West Point      Of the South
                          ----------------   -----------------    -----------------
 JUNE 30, 1998            Amount    Ratio    Amount     Ratio     Amount    Ratio
                          -------   ------   -------     -----    ------    -------
   Total risk-based       $12,193    15.7%    $8,973     16.6%    $3,037    13.8%
   Tier 1 risk-based       11,290    14.6%     8,329     15.5%     2,816    12.8%
   Tier 1 leverage         11,290     9.7%     8,329     10.5%     2,816     7.9%

 DECEMBER 31, 1997

   Total risk-based       $12,679    16.5%    $8,453     16.3%    $3,115    12.7%
   Tier 1 risk-based       11,721    15.3%     7,806     15.1%     2,851    11.6%
   Tier 1 leverage         11,721    10.6%     7,806      9.9%     2,851     8.0%

                                 ( Continued )


CAPITAL RESOURCES  (Continued)
                                                          (Dollars in Thousands)
                                                                            Subsidiary Banks
                                                                  -------------------------------------
                                               FNC                                     National Bank
                                          (Consolidated)          FNB of West Point     Of the South
                                       -----------------------    ------------------   -----------------
DECEMBER 31, 1996                      Amount          Ratio       Amount     Ratio    Amount    Ratio
                                       ---------       -------     ------     ------   ------    -------
  Total risk-based                      $11,575        16.8%       $8,112     17.7%     2,918     13.2%
  Tier 1 risk-based                      10,828        15.7%        7,580     16.6%     2,736     12.4%
  Tier 1 leverage                        10,828        10.7%        7,580     10.7%     2,736      8.3%

                                          Regulatory Minimums
                                       -------------------------
                                        Adequately       Well
 CAPITAL RATIOS                        Capitalized    Capitalized
                                       -----------    -----------
  Total risk based                          8.0%          10.0%
  Tier 1 risk-based                         4.0%           6.0%
  Tier 1 leverage                           4.0%           5.0%



LIQUIDITY

FNC's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. FNC accomplishes this through management of the maturities of its interest-earning assets and interest bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. FNC believes its present position to be adequate to meet its current and future liquidity needs.

The liquidity of FNC is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, FNC's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan fundings. In addition to the liquidity provided by the foregoing, FNC and its subsidiary banks have made arrangements with the Federal Home Loan Bank to obtain borrowings which could be used to meet any liquidity needs.

FNC is a legal entity separate and distinct from its subsidiaries. A principal source of cash flow of FNC, including cash flow to pay dividends to its shareholders, is dividends from its subsidiary banking institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary banking institutions. As national banks, dividend payments of First National Bank and National Bank of the South are limited to the current year's net profits (as defined by the OCC) and retained earnings of the two preceding years. At June 30, 1998, First National Bank had approximately $200,000 (plus retained earnings in 1998) available to pay dividends. National Bank of the South had no retained earnings available for payment of dividends.

Further information regarding FNC's sources and uses of cash is presented in FNC's Consolidated Statements of Cash Flows included in FNC's audited consolidated statements.

INTEREST RATE SENSITIVITY

Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest bearing liability. One way to reduce the risk of significant adverse effects of market rate fluctuations on net interest income is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap."

Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created and a decline in interest rates will have a positive impact on net interest income.

The following table shows the interest rate sensitivity gaps for different time periods and the cumulative interest rate sensitivity gaps for the same periods as of June 30, 1998.

                                                     0 to 90      91 Days       Over
                                                       Days      To 1 Year     1 Year     Total
                                                     -------     ---------   --------    --------
                                                                (Dollars in Thousands)
INTEREST EARNING ASSETS:
 Loans                                               $22,450     $ 22,756     $32,052    $ 77,258
 Securities                                            8,886        5,926      14,210      29,022
 Deposits in other banks                                  40            -           -          40
 Federal funds sold                                    1,550            -           -       1,550
                                                     -------     ---------   --------    --------
Total Interest Earning Assets                        $32,926     $ 28,682     $46,262    $107,870
                                                     =======     =========   ========    ========
INTEREST BEARING LIABILITIES:
 NOW, money market and savings accounts (1)          $     -     $ 32,565     $     -    $ 32,565
 Time deposits                                        16,948       23,940      14,963      55,851
 Borrowed funds                                        1,280        1,050       2,635       4,965
                                                     -------     ---------   --------    --------
Total interest bearing liabilities                    18,228       57,555      17,598      93,381
                                                     -------     ---------   --------    --------
Period GAP                                           $14,698     $(28,873)    $28,664    $ 14,489
                                                     =======     ========     =======    =========
Cumulative GAP                                       $14,698     $(14,175)    $14,489
                                                     =======     ========     =======
Period GAP to total interest earning assets           13.6%       (26.8%)      26.6%

Cumulative GAP to total interest earning assets       13.6%       (13.1%)      13.4%

(1) NOW, money market and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and FNC believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice.



                                 ( Continued )

Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on FNC's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of FNB's exposure to changes in interest rates.


LOANS

The following table classifies the Bank's loans according to type as of the dates shown:


                                                                                               (Dollars In Thousands)
                                                                                                          December 31,
                                                                                           June 30,    ------------------
                                                                                             1998        1997       1996
                                                                                            -------    -------    -------
 Installment                                                                                $16,556    $18,784    $19,507
 Commercial, financial and agricultural                                                      15,766     12,822      9,714
 Real estate - construction                                                                   8,412     10,474     10,521
 Real estate - mortgage                                                                      35,352     36,570     30,398
 Credit card                                                                                    975        850      1,013
 Other                                                                                          197        102        218
                                                                                            -------    -------    -------
  Total                                                                                      77,258     79,602     71,371

 Less allowance for loan losses                                                                (903)      (964)      (748)
 Less unearned income                                                                          (208)      (213)      (219)
                                                                                            -------    -------    -------
  Total Net                                                                                 $76,147    $78,425    $70,404
                                                                                            =======    =======    =======

The maturities of loans, net of unearned discount, at June 30, 1998, were as follows:


                                                               (Dollars in Thousands)
    Less than 1 year                                                   $45,206
    1-5 years                                                           24,731
    5-15 years                                                           5,301
    Over 15 years                                                        2,020
                                                                       -------
    Total                                                              $77,258
                                                                       =======
Loans maturing after one year with:

    Fixed interest rates                                               $12,020
    Floating interest rates                                             20,032
                                                                       -------
                                                                       $32,052
                                                                       =======

INVESTMENT SECURITIES

The following table summarizes the book value of securities for the dates indicated.

                                                                                             December 31,
                                                                                June 30,   --------------
                                                                                 1998      1997      1996
                                                                               --------  -------   --------
   AVAILABLE FOR SALE:
      U. S. Treasury and other U. S. agencies                                  $19,933   $14,984    $16,404
      Obligations of states and municipal subdividsions                          8,368     7,736      8,862
      Other                                                                        721       915        758

   HELD TO MATURITY:                                                               -         -          -
                                                                               --------  -------   --------
      Total                                                                    $29,022   $23,635    $26,024
                                                                               ========  =======   ========

Set forth is a distribution of FNC's investment securities by maturity at June 30, 1998:


                                                                         (Dollars in Thousands)
                                  ---------------------------------------------------------------------------------------------
                                                           Maturing              Maturing
                                                          After One               After
                                      Maturing               But                 Five But            Maturing
                                   Within One Year    Within Five Years      Within Ten Years     After Ten Years          Total
                                  ------------------  -----------------      ----------------     --------------          -------
                                  Amount       Yield   Amount     Yield      Amount     Yield     Amount   Yield          Amount
                                  --------    -------  ------    ------      -------    ------    -------   ------        -------
 Securities - held to
  maturity                          $    -        -    $    -       -         $   -       -         $   -       -         $    -

 Securities - available
  for sale                           14,812      6.3%   10,663     6.3%        2,448     5.4%        1,099     6.4%        29,022
                                    -------      ---   -------     ---        ------     ---        ------     ----       -------
 Total                              $14,812      6.3%  $10,663     6.3%       $2,448     5.4%       $1,099     6.4%       $29,022
                                    =======      ===   =======     ===        ======     ===        ======     ====       =======

ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS

The provision for loan losses represents a determination by FNC's management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of losses inherent in the loan portfolio. It is FNC's policy to provide for exposure to losses of specifically identified credits, and a general allowance for the remainder of the loan portfolio, and, while it is also FNC's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, the credit review officer, the Chief Executive Officer and the Board of Directors, and also those of the bank regulatory agency that reviews the loan portfolio as part of its regular examination of FNC and its subsidiaries.



                                 ( Continued )

In evaluating the allowance for loan losses, management also considers FNC's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, changes in lending and collection procedures, changes in loan volumes and the quality of FNC's loan review system.

The allowance for loan losses at June 30, 1998, was $903,000, compared to $964,000 at December 31, 1997, and $748,000 at December 31, 1996. Although
additional losses may occur, management believes the allowance for loan losses to be adequate as of the date presented.

                                                                                  (Dollars in Thousands)

                                                                         As of and for    As of and for the
                                                                            the Six          Years Ended
                                                                         Months Ended        December 31,
                                                                           June 30,       ------------------
                                                                            1998           1997         1996
                                                                         -----------      ------      --------
Balance at beginning of period                                           $   964        $   748          $ 697
Charge-offs:
 Commercial, financial and agricultural                                      (44)           (40)           (83)
 Real estate - construction                                                    -              -              -
 Real estate - mortgage                                                      (13)           (80)           (11)
 Installment loans                                                          (168)          (257)          (303)
 Credit card loans                                                           (25)           (12)           (16)
                                                                         -------        -------         ------
  Total charge-offs                                                         (250)          (389)          (413)
                                                                         -------        -------         ------
Recoveries:
 Commercial, financial and agricultural                                        3             92              3
 Real estate - construction                                                    -              -              -
 Real estate - mortgage                                                        -             67             29
 Installment loans                                                            28             67             67
 Credit card loans                                                             3              2              2
                                                                         -------        -------         ------
  Total recoveries                                                            34            228            101
                                                                         -------        -------         ------
 Net charge-offs                                                            (216)          (161)          (312)
 Provision charged to expense                                                155            377            363
                                                                         -------        -------         ------
  Balance at end of period                                               $   903        $   964          $ 748
                                                                         =======        =======         ======
Net charge-offs as a percentage of average loans                             .56% (1)       .21%           .48%

Allowance as a percentage of loans, net                                      1.2%           1.2%           1.1%

(1) Annualized for 1998

DEPOSITS

The average balances and average rates paid by category of deposit at the dates shown below are as follows:

                                                                              (Dollars in Thousands)
                                                              As of June 30,                 As of December 31,
                                                              ---------------     -------------------------------------
                                                                  1998                1997                1996
                                                              ---------------     --------------     ------------------
                                                              Amount     Rate     Amount    Rate     Amount       Rate
                                                              ------     ----     ------    ----     ------       ----
 NONINTEREST BEARING:
  Demand                                                      $ 8,729       -     $ 8,032      -      $ 9,103        -
 INTEREST BEARING:
  NOW, money market and savings                                34,944     2.8%     33,840    3.2%      30,469      3.4%
  Certificates of deposit                                      45,670     5.6%     44,896    5.4%      40,360      5.3%
  Individual retirement accounts                                6,825     5.8%      6,777    5.8%       6,336      5.7%
                                                              -------             -------             -------
 Total                                                        $96,168     4.0%    $93,545    4.2%     $86,268      4.1%
                                                              =======             =======             =======

                                 ( Continued )

The scheduled maturities of certificates of deposit in denominations of $100,000 or more at June 30, 1998, and December 31, 1997, including public funds, are shown below:

                                                                        (In Thousands)
                                                                    June 30,      December 31,
                                                                     1998             1997
                                                                  ----------      ------------
   Due in three months or less                                      $ 6,167          $ 4,771
   Due in over three to twelve months                                 5,753            4,483
   Due in over twelve months                                          2,955            3,258
                                                                    -------          --------
   Total                                                            $14,875          $12,512
                                                                    =======          ========

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following is an analysis of nonperforming assets as of the dates shown:

                                                                                                      (In Thousands)
                                                                                                       December 31,
                                                                                    June 30,  ------------------------------
                                                                                      1998       1997        1996       1995
                                                                                  ----------  --------    --------  ---------
  Loans accounted for on a nonaccrual basis                                       $   445     $  930       $ 124    $   114
  Accruing loans which are contractually past
     due 90 days or more as to principal or
     interest payments                                                                202        516         738        430
  Foreclosed assets                                                                   432        239           -          -
                                                                                  -------     ------       -----    -------
  Total                                                                           $ 1,079     $1,685       $ 862    $   544
                                                                                  =======     ======       =====    =======

The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful.

Placing a loan on nonaccrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

RETURN ON EQUITY AND ASSETS

The return on equity and return on assets for the periods shown below are as follows:


                                                For the
                                              Six Months     For the Years Ended
                                                 Ended          December 31,
                                               June 30,      -------------------
                                                1998(1)        1997       1996
                                              ----------     --------    -------
 Return on average assets                            .7           1.1        1.2
 Return on average equity                           6.9           9.7       10.7
 Average equity to average assets ratio            10.7          10.8       11.3
 Dividend payout ratio                             45.0          33.2       30.0

(1)    Annualized for 1998

ACCOUNTING MATTERS

In June, 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS 130 established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position at the end of an accounting period. SFAS 130 is effective for fiscal years beginning after December 31, 1997, and FNC began following the statement in the first quarter of 1998. As required by the statement, reclassification of earlier periods has been reflected in the financial statements included elsewhere herein.

In June, 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its financial statements and that those instrument be measured at fair value. Implementation is required for all fiscal quarters of fiscal years beginning after June 15, 1999. FNC has not determined the impact the adoption of this statement may have on its consolidated financial statements.

YEAR 2000

Like many financial institutions, FNC and its subsidiaries rely upon computers for the daily conduct of its business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to "read" the new year, which may result in widespread computer malfunctions. While FNC believes that it has available resources and has adopted a plan to address Year 2000 compliance, it is largely dependent on third party vendors. FNC handles its own data processing using an IBM AS 400 mainframe computer and software licensed from a third party vendor. FNC has been informed by this vendor that its software will be Year 2000 compliant. FNC is seeking assurance about the Year 2000 compliance with respect to the other third party hardware or software system it uses, and FNC believes that its internal systems and software and the network connections it maintains will be adequately programmed to address the Year 2000 issue. FNC has also begun testing these systems to confirm that they will be Year 2000 compliant. Based on information currently available, management does not believe that FNC will incur significant costs in connection with the Year 2000 issue. Nevertheless, there is a risk that some of the hardware or software that FNC uses will not be Year 2000 compliant, and FNC cannot predict with any certainty the costs FNC will incur to respond to any Year 2000 issues. Factors which may affect the amount of these costs include FNC's ability to control third party modification plans, FNC's ability to identify and correct all relevant computer codes, the availability and cost of engaging personnel trained in solving Year 2000 issues, and other similar uncertainties.

Further, the business of many of FNC's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by FNC's customers in solving Year 2000 issues could negatively affect those customers' ability to repay any loans which FNC may have extended. Therefore, even if FNC does not incur significant direct costs in connection with responding to the Year 2000 issue, there can be no assurance that the failure or delay of FNC's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on FNC's business, financial condition, or results of operations.


IMPACT OF INFLATION

Unlike most industrial companies, the assets and liabilities of financial institutions such as FNC are primarily monetary in nature. Therefore, interest rates have a more significant effect on FNC's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     T. E. Lott & Company, independent auditors, has continuously served as the independent auditor for FNC from 1978 through the present and for NBC from 1974 through the present. A representative of T. E. Lott & Company is expected to be present at the Special Meeting. This representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.


                              VALIDITY OF SHARES

     Gholson, Hicks & Nichols, A Professional Association, has passed upon the validity of the shares to be issued by NBC in the Merger. As of the date of this Proxy Statement-Prospectus, members of the firm of Gholson, Hicks & Nichols, A Professional Association, beneficially owned 67,366 shares of NBC Common Stock. In addition, Mr. Hunter Gholson serves as a director of NBC.


                                    EXPERTS

     The audited consolidated financial statements of NBC included in NBC's 1997 Annual Report have been audited by T. E. Lott & Company, independent auditors, as set forth in their report thereon incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon T. E. Lott & Company's report given upon the authority of such firm as experts in accounting and auditing.

     T. E. Lott & Company, independent certified public accountants, has audited the consolidated financial statements of FNC for the years ended December 31, 1997 and 1996. Those financial statements are included in the Proxy Statement of FNC, which is referred to and made a part of this Proxy Statement-Prospectus, and have been included in reliance upon the report of T. E. Lott & Company appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.